Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
EISAI CO., LTD.
JAGUAR ACQUISITION CORP.
and
MGI PHARMA, INC.
Dated as of December 10, 2007

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Table of Contents (Cont’d)
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Table of Contents (Cont’d)

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ANNEX

Annex I	Conditions to the Offer
EXHIBITS

Exhibit A	Form of Articles of Incorporation of the Surviving Corporation

Exhibit B	Form of Bylaws of the Surviving Corporation
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AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 10, 2007, by and among Eisai Co., Ltd., a corporation organized under the laws of Japan (“Parent”), Jaguar Acquisition Corp., a Minnesota corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and MGI PHARMA, INC., a Minnesota corporation (the “Company”).
W I T N E S S E T H :
          WHEREAS, each of Parent and the Board of Directors of each of Purchaser and the Company has approved, and the Board of Directors of each of Purchaser and the Company deems it advisable and in the best interests of each respective corporation and its shareholders to consummate, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, Purchaser has agreed, on the terms and subject to the conditions set forth in this Agreement, to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of the Company (“Common Stock”), including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of July 14, 1998 (as amended as of March 14, 2000), between the Company and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), as rights agent (as amended, the “Rights Agreement”) (the shares of the Common Stock, together with the Rights being referred to collectively as the “Shares”), at a price per Share of $41.00 (such price or any higher price per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by applicable law, net to the seller in cash without interest;
          WHEREAS, following the consummation of the Offer, on the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, collectively, the “Transactions”), in accordance with the Minnesota Business Corporation Act (the “MBCA”), and in accordance therewith each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or any Company Subsidiary and not constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash without interest, subject to any withholding of Taxes required by applicable law, in accordance with the terms hereof;
          WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has, by resolutions duly adopted, unanimously (i) determined that the Transactions are advisable and in the best interests of the Company and the Company’s shareholders, (ii) approved this Agreement and the Transactions, including the Offer, the Top-Up Option, the receipt of the Note and the Merger, and (iii) determined to recommend that the Company’s shareholders tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, approve and adopt this Agreement;

          WHEREAS, each of Parent and the Board of Directors of Purchaser has approved, and the Board of Directors of Purchaser has determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable; and
          WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Offer and the Merger, (ii) make certain covenants and agreements in connection with the Offer and the Merger, and (iii) prescribe various conditions to the Offer and the Merger;
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
THE OFFER AND THE MERGER
     Section 1.1. The Offer.
          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in paragraph (2)(iii) of Annex I shall exist or have occurred and be continuing, as promptly as practicable (and, in any event, on or prior to December 21, 2007) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase for cash all outstanding Shares at the Offer Price.
          (b) Subject to the terms and conditions of this Agreement, promptly after the latest of (i) the earliest date as of which Purchaser is permitted under applicable law to accept for payment Shares validly tendered and not withdrawn pursuant to the Offer, (ii) the earliest date as of which each of the conditions and requirements set forth in Annex I (the “Offer Conditions”) has been satisfied, or waived by Parent or Purchaser, and (iii) the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares (without interest) validly tendered and not withdrawn in accordance with the terms of the Offer that Purchaser becomes obligated to purchase pursuant to the Offer. The obligation of Purchaser to accept for payment and pay for Shares (without interest) tendered and not withdrawn pursuant to the Offer shall be subject to the satisfaction, or waiver by Parent or Purchaser, of each of the Offer Conditions.
          (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains, among other things, the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. Purchaser expressly reserves the right to (x) increase the Offer Price and (y) waive any Offer Conditions and make any other changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv)  impose conditions or requirements to the Offer that are different than or in addition to the Offer Conditions, or amend or modify any of the Offer Conditions, in either case in a manner that adversely affects or reasonably would be expected to adversely affect the holders of Shares, (v)  change or waive the Minimum Condition, or (vi) extend or otherwise change the expiration date of the Offer other than as required or permitted by this Agreement.
          (d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, is referred to as the “Expiration Date”).
          (e) The Offer shall or may be extended from time to time, as the case may be, as follows:
          (i) If on or prior to any then scheduled Expiration Date, all of the Offer Conditions (including the Minimum Condition and all other Offer Conditions) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to), at the request of the Company, extend the Offer for one or more successive periods of not more than 10 business days each in order to permit the satisfaction of such conditions, each until the earlier of (x) the termination of this Agreement pursuant to Section 8.1 and (y) (A) the date that is 180 days after commencement of the Offer (the “Initial Outside Date”) or (B) the date that is 270 days after commencement of the Offer in the event that the HSR Condition and/or the Governmental Approval Condition shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, by the Initial Outside Date (the “Extended Outside Date”);
          (ii) Purchaser may, in its sole discretion, extend the Offer for one or more successive periods of not more than 10 business days each, if at any otherwise scheduled Expiration Date any of the Offer Conditions shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, until the termination of this Agreement pursuant to Section 8.1; and
          (iii) Purchaser shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the Securities or Exchange Commission (the “SEC”) or its staff or NASDAQ or its staff.
          (f) Purchaser may, in its sole discretion, provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act. In the event that more than 80% of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer following the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to), at the request of the Company, provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act of at least 10 business days immediately following the Expiration Date; provided, that Purchaser shall not be required to make available such a “subsequent offering period” in the event that, prior to the commencement of such “subsequent offering period,” Parent, Purchaser and their respective related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA), in the aggregate, own more than 90% of the outstanding Shares. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).
          (g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1.
          (h) In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within 24 hours of such termination) terminate the Offer and shall not acquire any Shares pursuant to the Offer.
          (i) On the date of the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Purchaser shall (and Parent shall cause Purchaser to) file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review any such written responses and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser agree to use all reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation, as such Company Recommendation may be amended and until such Company Recommendation may be withdrawn, in each case as permitted by this Agreement. If Purchaser terminates or withdraws the Offer, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.
          (j) Purchaser shall (and Parent shall cause Purchaser to) timely file with the Commissioner of Commerce of the State of Minnesota a registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes and shall disseminate the registration statement as required by Chapter 80B of the Minnesota Statutes. The Company and Purchaser shall (and Parent shall cause Purchaser to) promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes.
          (k) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the Acceptance Time, if any.
     Section 1.2. Company Actions.
          (a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3(d) and Section 5.4(c), contain the Company Recommendation. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Company shall give Parent, Purchaser and their counsel a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company agrees to use all reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.
          (b) In connection with the Offer, the Company shall promptly after execution of this Agreement furnish or cause to be furnished to Parent and Purchaser (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) all lists of shareholders, security position lists, computer files and all other information identifying the beneficial owners of Shares as of the most recent practicable date which the Company or its transfer agent has in its possession or control or can obtain without unreasonable effort or expense. The Company shall furnish or cause to be furnished to Parent and Purchaser such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent or Purchaser or their respective agents may reasonably request for the purpose of communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable law and the Confidentiality Agreement, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and the other Transactions, and, if this Agreement shall be terminated, shall, upon the Company’s written request, promptly deliver to the Company the original and all copies of such information then in its possession or control.
     Section 1.3. Board of Directors.
          (a) Upon Purchaser accepting for payment and paying for any Shares tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, subject to compliance with the provisions of the Company Governing Documents, applicable law and the applicable Marketplace Rules of The NASDAQ Stock Market LLC (the “NASDAQ”), Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of (i) the total number of directors on the Company Board of Directors (after giving effect to the directors appointed as a result of designations by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding (disregarding any unvested and unexercisable Company Options, Company Tandem Option-SARs, RSUs, and Warrants and all other unvested rights to acquire shares of the Common Stock). As used in this Agreement, the term “beneficial ownership” (and its correlative terms) shall have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act. The Company shall, upon any exercise of such right by Purchaser, take all such actions as are necessary or desirable to (A) appoint to the Company Board of Directors the individuals designated by Purchaser and permitted to be so designated by the first sentence of this Section 1.3(a), including promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by action of the Company Board of Directors and by the amendment of the Company Bylaws, if necessary, so as to increase the size of the Company Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so appointed to the Company Board of Directors, and (B) cause Purchaser’s designees to be so appointed at such time. The Company shall, upon Purchaser’s request following the Acceptance Time, also cause Persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of the members of (I) each committee of the Company Board of Directors, (II)  each board of directors (or similar body) of each Company Subsidiary, and (III) each committee (or similar body) of each such board of directors (or similar body), in each case to the full extent permitted by the provisions of the Company Governing Documents, applicable law and the NASDAQ Marketplace Rules. From and after the Acceptance Time and until the Effective Time, (1) Parent, Purchaser and the Company shall take all actions necessary to ensure that the composition of the Company Board of Directors and each committee thereof is consistent with the requirements of Article VIII of the Company Charter and (2) the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 4350(c)(5) and make all necessary filings and disclosures associated with such status. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to enable Purchaser’s designees to be appointed to the Company Board of Directors. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election or appointment of directors or otherwise.
          (b) In the event that Purchaser’s designees are appointed to the Company Board of Directors pursuant to Section 1.3(a), then, subject to the Company Governing Documents, until the Effective Time, the Company shall cause the Company Board of Directors to maintain at least such number of “independent directors,” as defined by the NASDAQ Marketplace Rules, as may be required by the NASDAQ Marketplace Rules or the federal securities laws, at least one of whom shall be an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K and the instructions thereto (any such “independent directors” as of the date of this Agreement (and their successors as provided below), the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company, Purchaser and Parent shall take all necessary action (including creating a committee of the Company Board of Directors) so that the entire Company Board of Directors shall be entitled to appoint another Person or Persons to fill such vacancy or vacancies, and such Person or Persons thereafter shall be deemed to be a Continuing Director for purposes of this Agreement; provided, however, that if a majority of the Continuing Directors then in office did not approve such Person or Persons, then such Person or Persons shall not be deemed to be a Continuing Director. If no Continuing Director then remains, the other directors shall appoint Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors and a majority of the directors who satisfy the requirements of the second sentence of Article VIII of the Company Charter shall (in addition to the approval rights of the Company Board of Directors or the shareholders of the Company as may be required by the Second Amended and Restated Articles of Incorporation of the Company, as amended (the “Company Charter”), the Restated Bylaws of the Company, as amended (the “Company Bylaws”, and together with the Company Charter, the “Company Governing Documents”) or applicable law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder or to take any action hereunder, or (iii) to amend the Company Governing Documents, in each case if such action adversely affects, or reasonably would be expected to adversely affect, the holders of Shares (other than Parent or Purchaser); provided, that Purchaser and Parent shall take all actions as may be necessary to give effect to the foregoing. At all times subsequent to the date of this Agreement and prior to the Effective Time, the Continuing Directors (including those directors deemed to be Continuing Directors by virtue of this Section 1.3) shall, without any further action by the Company or the Company Board of Directors, constitute a committee of the Board of Directors (which committee of the Board of Directors has been established as of the date of this Agreement by action of the Board of Directors) and all actions contemplated by this Agreement to be taken by the Continuing Directors or a designated percentage of the Continuing Directors shall be taken, and shall be deemed to have been taken, by such Continuing Directors acting as a committee of the Company Board of Directors.
     Section 1.4. The Top-Up Option.
          (a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only on the terms and subject to the conditions set forth in this Agreement, to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser and their related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA) at the time of such exercise, shall constitute one Share more than the number of Shares necessary for Purchaser to be merged with and into the Company pursuant to Section 302A.621 of the MBCA (a “Short Form Merger”), at a price per Share equal to the Offer Price.
          (b) The Top-Up Option shall be exercisable, in whole, but not in part, at any one time during the 10 business day period commencing on the business day after the later of the Acceptance Time or the expiration of the last “subsequent offering period” contemplated by Section 1.1(f); provided, however, that notwithstanding anything contained in this Agreement to the contrary the Top-Up Option shall not be exercisable if (i) the issuance of the Top-Up Option Shares would require shareholder approval under the rules of NASDAQ, (ii) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares or (iii) after issuance of Shares pursuant to the Top-Up Option, it will be insufficient to allow Purchaser to effect the Short Form Merger; provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement pursuant to Section 8.1.
          (c) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares owned by Parent, Purchaser and their respective related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA) immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time, which shall be within five business days of the exercise of the Top-Up Option, for the closing of the purchase of the Top-Up Option Shares (the “Top-Up

Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser in writing of the number of Shares then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares by delivery of, at Purchaser’s option, (A) immediately available funds by wire transfer to an account designated by the Company, (B) a promissory note (the “Note”), bearing interest at the 6 Month USD LIBOR Rate, and due six months after the Top-Up Closing, or (C) any combination thereof, and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.
          (d) Parent and Purchaser acknowledge that the Shares which Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the U.S. securities laws and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Options Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
     Section 1.5. The Merger.
          (a) Subject to the terms and conditions of this Agreement, and in accordance with the MBCA, at the Effective Time the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the MBCA and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 1.5(b). The corporation surviving the Merger is sometimes referred to herein as the “Surviving Corporation.” The Merger shall have the effects set forth in the MBCA.
          (b) At the Effective Time (i) the articles of incorporation of the Surviving Corporation shall be the articles of incorporation set forth as Exhibit A until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of the Surviving Corporation shall be the bylaws set forth as Exhibit B until thereafter changed or amended as provided therein or by applicable law.
     Section 1.6. Effective Time. Parent, Purchaser and the Company shall cause appropriate articles of merger (the “Articles of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Minnesota in accordance with the relevant provisions of the MBCA. The Merger shall become effective at the time the Articles of Merger are filed with the Secretary of State of the State of Minnesota or at such later date and time as is agreed upon by the parties hereto and specified in the Articles of Merger. The date and time at which the Merger shall become effective is referred to as the “Effective Time.”

     Section 1.7. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, unless another date, time or place is agreed to in writing by the parties hereto.
     Section 1.8. Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successor has been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The Company shall cause all directors of the Company, other than those directors, if any, as shall be designated by Parent or Purchaser in writing prior to the Effective Time, to resign immediately before the Effective Time.
     Section 1.9. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement and the Transactions, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation, or otherwise to carry out this Agreement and the Transactions.
     Section 1.10. Shareholders’ Meeting. If approval of the shareholders of the Company is required under the MBCA to consummate the Merger:
          (a) As promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and in any event within 14 days after the Acceptance Time and the expiration of such “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, the Company shall prepare and file with the SEC in preliminary form a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required solicitation materials or information, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent, Purchaser and their counsel. Subject to the provisions of Section 5.4(c), the Company shall include in the Proxy

Statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent, Purchaser and their counsel. The Company, Parent and Purchaser agree to correct promptly any information in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as contemplated by Section 1.10(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).
          (b) The Company, acting through (or upon authorization by) the Company Board of Directors, shall, in accordance with and subject to the requirements of the Company Governing Documents and applicable law:
          (i) (A) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting;
          (ii) cause the definitive Proxy Statement to be mailed to its shareholders as promptly as practicable after the date that the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; and
          (iii) use its reasonable best efforts to secure any approval in favor of the approval and adoption of the Agreement by the shareholders of the Company that is required by the Company Governing Documents and the MBCA and any other applicable law to effect the Merger.
          (c) The Company shall not postpone or adjourn the Special Meeting except that, after receiving the written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company may adjourn or postpone the Special Meeting to the extent legally necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting. After the Acceptance Time, the Company shall prepare and distribute as promptly as practicable any such required supplement or amendment to the Proxy Statement and following any such adjournment or postponement of the Special Meeting, the Company shall take all action necessary to reconvene the Special Meeting as promptly as practicable after such adjournment or postponement.
          (d) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their respective affiliates in favor of the approval and adoption of this Agreement and to deliver or provide, in its capacity as a shareholder of the Company or otherwise, any other approvals that are required by the MBCA and any other applicable law to effect the Merger.
     Section 1.11. Merger Without Meeting of Shareholders. Notwithstanding the terms of Section 1.10, in the event that Parent, Purchaser and their respective related organizations (as defined in Section 302A.011, Subd. 25 of the MBCA) shall own, in the aggregate, at least 90% of the outstanding Shares (the “Short Form Threshold”), following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable thereafter, without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.
ARTICLE II
CONVERSION OF SECURITIES
     Section 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”), the manner and basis of converting the Shares and the Purchaser Common Stock shall be as follows:
          (a) Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which, together with the Shares owned by any Subsidiary of Parent (other than Purchaser), Purchaser or the Company as contemplated by Section 2.1(b), will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.
          (b) All Shares that are owned by Parent and Purchaser (not held on behalf of third parties) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor, and all Shares owned by any Subsidiary of Parent (other than Purchaser), Purchaser or the Company shall remain outstanding and unaffected by the Merger.

          (c) Each Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, other than the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.
          (d) The Merger Consideration shall be adjusted appropriately in the event the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding immediately prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into the Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to the Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.
     Section 2.2. Exchange of Certificates.
          (a) Prior to the Effective Time, Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as the payment agent in connection with the Merger (the “Paying Agent”). At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Agreement plus cash in an amount sufficient to pay holders of Company Options, Company Tandem Option-SARs, RSUs and Warrants in accordance with the terms of this Agreement (such cash being referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that such investment shall be in (i) direct obligations of, or guaranteed by, the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, or (iii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, pending payment thereof by the Paying Agent to the holders of the Shares, Company Options, Company Tandem Option-SARs, RSUs and Warrants; provided, that no gain or loss thereon shall affect the amounts payable to the holders of Shares, Company Options, Company Tandem Option-SARs, RSUs or Warrants following the Effective Time and Parent shall promptly deposit additional cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to satisfy fully all such cash payment obligations. Earnings (including interest and other income) resulting from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares, Company Options, Company Tandem Option-SARs, RSUs or Warrants.

          (b) The Paying Agent shall, within five business days following the Effective Time, mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent in accordance with the terms of the letter of transmittal, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. Such payment shall be made to the holder of record within five business days of receipt of a duly executed letter of transmittal by the Paying Agent and shall be made by either bank check or electronic wire transfer, at the option of the holder of record. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent to payment that (x) the Certificate so surrendered shall be properly endorsed or otherwise shall be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.
          (c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (d) At any time following six months after the Effective Time, the Paying Agent shall deliver to Parent any portion of the Payment Fund (including any proceeds of any investment thereof) made available to the Paying Agent and not disbursed (or for which disbursement is pending) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, together with a duly executed letter of transmittal, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any holder of a

Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (e) Notwithstanding anything in this Agreement to the contrary, Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall each be entitled to deduct and withhold from the relevant Merger Consideration, Offer Price or any other amounts otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.
          (f) In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall make payment in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a written indemnity agreement reasonably satisfactory to Parent and, if reasonably deemed advisable by Parent, a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     Section 2.3. Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval and adoption of this Agreement and who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Appraisal Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon.
          (b)The Company shall serve prompt notice to Parent and its counsel of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable law that are received by the Company for Appraisal Rights with respect to any Shares, and Parent shall have the right to participate in, and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time), all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
     Section 2.4. Treatment of Options; SARs, RSUs.
          (a) Effective immediately after the Effective Time, the Company shall terminate the Company Stock Plans, each as amended through the date of this Agreement. Each holder of an option to purchase Shares, whether granted under the Company Stock Plans or otherwise, which option is not accompanied by a tandem stock appreciation right (each, a “Company Option”) that is outstanding and unexercised at the Effective Time shall become fully vested as of the Effective Time and be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time, in exchange for the cancellation of such Company Option, an amount in cash equal to the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Company Option, multiplied by the number of Shares subject to such Company Option as of the Effective Time.
          (b) Each holder of an option to purchase Shares granted under the Company Stock Plans, which option is accompanied by a tandem stock appreciation right (each, a “Company Tandem Option-SAR”) that is outstanding and unexercised at the Effective Time shall become fully vested as of the Effective Time and be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time, in exchange for the cancellation of such Company Tandem Option-SAR, an amount in cash equal to the greater of (i) (x) the Offer Price over (y) the per share exercise price of such Company Tandem Option-SAR, multiplied by the number of Shares subject to such Company Tandem Option-SAR as of the Effective Time, and (ii) the Acquisition Spread, as such term is defined in the applicable Limited Stock Appreciation Right Grant Agreement underlying each Company Tandem Option-SAR.
          (c) Each RSU that is outstanding at the Effective Time shall become fully vested as of the Effective Time and each holder of RSUs that are outstanding at the Effective Time shall be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time, in exchange for the cancellation of such RSUs, which shall occur by virtue of the consummation of the Merger and without any action on the part of any such holder, an amount in cash equal to the Offer Price times the number of RSUs held by such holder as of the Effective Time.
          (d) All amounts payable pursuant to this Section 2.4 shall be paid without interest and shall be net of all applicable withholding Taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Company Options, Company Tandem Option-SARs or RSUs in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.
     Section 2.5. Treatment of Warrants. At the Effective Time, each Warrant that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms, by virtue of the Merger and without any action on the part of the Company, Parent or the holder of any such Warrant, shall be converted into the right to receive cash equal to the product obtained by multiplying (x) the aggregate number of Shares for which such Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration less the Warrant Consideration, subject in each case to the provisions of the Warrants and applicable law. Parent and the Company shall use their reasonable commercial efforts to effect the foregoing, including using their reasonable commercial efforts to obtain any required consents from holders of outstanding Warrants necessary to effect the foregoing pursuant to the terms of the applicable Warrant. Any payments made pursuant to this Section 2.5 shall be net of all applicable withholding Taxes that Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, shall be required to deduct and withhold with respect to the making of such payments under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Warrants in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in (i) the Company’s disclosure schedule delivered to, and accepted by, Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) or (ii) the Company SEC Documents filed with the SEC since January 1, 2007 (to the extent such disclosure does not constitute a “risk factor” and was not included in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule solely to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.
     Section 3.1. Organization.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company previously has provided or made available to Parent and Purchaser prior to the execution of this Agreement true and complete copies of the Company Governing Documents, and each as so provided or made available is in full force and effect. The Company is in compliance with the terms of the Company Governing Documents.
          (b) Each of the Company’s Subsidiaries (the “Company Subsidiaries”), together with the jurisdiction of organization of each such Company Subsidiary, is listed on Section 3.1(b) of the Company Disclosure Schedule.  Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization.  Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Company Subsidiaries is duly qualified or licensed to do business, and is (to the extent applicable) in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all of such shares and other Equity Interests so owned by the Company are duly authorized, validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity or other ownership interest in any Person. To the knowledge of the Company, assuming neither Parent nor any of its affiliates owns equity interests in any of the Persons identified in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.
     Section 3.2. Capitalization.
          (a) The authorized capital stock of the Company consists of 140,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of November 30, 2007, 81,268,043 Shares were issued and outstanding and no shares of the Preferred Stock were issued and outstanding.
          (b) The Company has no Shares or shares of the Preferred Stock reserved for issuance, except that as of November 30, 2007, (i) 10,290,243 Shares were reserved for issuance upon the exercise of all outstanding Company Options, Company Tandem Option-SARs and

RSUs, (ii) 319,206 shares of Common Stock were reserved for issuance upon exercise of the Warrants, (iii) 8,269,940 Shares were reserved for issuance upon conversion of MGI Convertible Notes, (iv) 26,516 Shares were reserved for issuance upon conversion of the Guilford Convertible Notes and (v) 1,000,000 shares of the Preferred Stock were designated as Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the terms and conditions of the Rights Agreement.
          (c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Company Stock Plans and all outstanding Company Options, Company Tandem Option-SARs and RSUs (collectively, the “Company Stock Rights”) and Restricted Stock, including the name of the holder, the name of the relevant Company Stock Plan, the number of Shares, the date of grant and the exercise price, as applicable. All of the outstanding shares of the Common Stock have been, and all Shares that may be issued pursuant to the exercise of outstanding Company Stock Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Each Company Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per share of the Common Stock equal to or greater than the fair market value of a share of the Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Company Board of Directors or its compensation committee actually awarded such Company Option, and (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company SEC Documents, respectively.
          (d) Section 3.2(d) of the Company Disclosure Schedule sets forth a listing of all outstanding Warrants as of the date of this Agreement, their date of grant, their expiration date, the number of Shares subject thereto and the exercise price therefor.
          (e) Except as set forth above or in Section 3.2(e) of the Company Disclosure Schedule, as of the date of this Agreement:
          (i) there are no shares of capital stock of any Company Subsidiary authorized, designated, issued or outstanding;
          (ii) there are no (x) options, warrants, restricted stock, restricted stock units, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or any securities convertible or exchangeable into or exercisable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, restricted stock, restricted stock unit, call, preemptive right, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary;
          (iii) there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company or any Company Subsidiary; and
          (iv) there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible or exchangeable into or exercisable for securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding.
     Section 3.3. Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 3.4. Board Approvals.
          (a) The Company Board of Directors, at a meeting duly called and held, has unanimously:
          (i) determined that this Agreement, the Offer, the Merger and the other Transactions are advisable and in the best interests of the Company and the shareholders of the Company;
          (ii) approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions;
          (iii) approved this Agreement and the Transactions (including the Offer and the Merger); and
          (iv) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and approve and adopt this Agreement if required by the MBCA to approve and adopt this Agreement.
          (b) A committee of disinterested directors of the Company Board of Directors (acting in accordance with Sections 302A.671 and 302A.673 of the MBCA), at a meeting duly called and held, has unanimously:

          (i) approved this Agreement and the Transactions (including the Offer, the Top-Up Option, receipt of the Note and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Sections 302A.011, Subd. 38(h) for the purposes of Sections 302A.671 and 302A.673, Subd. 1 of the MBCA as a result of which this Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger and the other Transactions, are not and will not be subject to the restrictions on control share acquisitions or business combinations under the provision of Sections 302A.671 and 302A.673, respectively, of the MBCA; and
          (ii) recommended to the Company Board of Directors that the Company Board of Directors approve this Agreement and the Transactions (including the Offer, the Top-Up Option, receipt of the Note and the Merger).
          (c) No further corporate action is required by the Company Board of Directors, pursuant to the MBCA or otherwise, in order for the Company to approve and adopt this Agreement or approve the Transactions, including the Offer, the Top-Up Option, receipt of the Note and the Merger, subject, in the case of the Merger, to the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares, if required by applicable law, as contemplated by Section 1.10, which is the only vote of the Company shareholders that may be required for approval and adoption of this Agreement and the consummation of the Merger by the Company.
     Section 3.5. Consents and Approvals; No Violations.
          (a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger, the exercise by Purchaser of the Top-Up Option, receipt of the Note or any other Transactions, compliance by the Company with any of the provisions of this Agreement or the continuing operation of the businesses of the Company and the Company Subsidiaries following the Effective Time will:
          (i) violate or conflict with or result in any breach of any provision of the Company Governing Documents or the comparable governing documents of any Company Subsidiary;
          (ii) require any notice, report or other filing by the Company with, or the permit, authorization, registration, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, or foreign, federal, state, local or supranational entity (a “Governmental Entity”), except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the Transactions, (C) filings, permits, authorizations, registrations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Required Approvals and any other applicable requirements of foreign laws, regulations or decrees designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, and (D) the filing with the SEC and the NASDAQ of (1) the Schedule 14D-9, (2) a Proxy Statement if shareholder approval of the Merger is required by applicable law, (3) the information required by Rule 14f-1 promulgated under the Exchange Act and (4) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer and the Merger;
          (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, result in the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of the Company Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, Lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets is bound (the “Company Agreements”); or
          (iv) violate any order, writ, judgment, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets;
except in the case of clauses (ii), (iii) or (iv) where (x) any failure to obtain such permits, authorizations, registrations, consents or approvals, (y) any failure to make such notices, reports or filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.5(a) of the Company Disclosure Schedule sets forth a correct and complete list of material Company Agreements pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (ii), (iii) or (iv) above).
          (b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any non-competition Company Agreements or other Company Agreements that purport to limit in any material respect either the type of business in which the Company or any of the Company Subsidiaries (or, after giving effect to the Merger, Parent or its affiliates) may engage or the manner or locations in which any of them may so engage in any business, except as would not, individually or the in the aggregate, reasonably be expected to be material to the Company.
          (c) The Company and the Company Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and the Company Subsidiaries (excluding cash and cash equivalents).

     Section 3.6. Company SEC Documents and Financial Statements.
          (a) The Company has filed with or furnished to (as applicable) the SEC, on a timely basis, all required forms, reports, schedules, statements and other documents since and including January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with, or furnished by the Company to, the SEC, as have been amended since the time of their filing or being furnished, collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (i) did not (or with respect to the Company SEC Documents filed or furnished after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied (or with respect to the Company SEC Documents filed or furnished after the date of this Agreement, will comply) with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, except where the failure to comply with such requirements, rules or regulations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company in all material respects, (B) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring year-end adjustments that will not be material in amount or effect and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present or, in the case of the Company SEC Documents filed after the date of this Agreement, will fairly present the consolidated financial position and the results of operations and cash flows of the Company and the Company Subsidiaries as of the times and for the periods referred to therein.
          (b) The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) effective and sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that comply in all material respects with the requirements under the Sarbanes-Oxley Act. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board of Directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2005, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints since January 1, 2005, through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of law. The Company has designed and maintains effective disclosure controls and procedures (as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in its filings with the SEC and other public disclosure documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. None of KPMG LLP and all other independent public accountants of the Company or any Company Subsidiary has resigned or been dismissed as independent public accountant of the Company or any Company Subsidiary as a result of or in connection with any disagreement with the Company or any Company Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. To the knowledge of the Company, no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board of Directors or the Company Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
          (c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
     Section 3.7. Absence of Certain Changes.
          (a) Except as contemplated by this Agreement or as disclosed in any Company SEC Document filed with or furnished to the SEC after December 31, 2006 and prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transactions other than in accordance with, the ordinary course of business consistent with past practice.
          (b) Since December 31, 2006, (i) no facts, changes, events, developments or circumstances have occurred, arisen, come into existence or become known that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) except as set forth in Section 3.7(b) of the Company Disclosure Schedule, no action has been taken by the Company that, if such action had been taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of the provisions of Sections 5.1(a), (b), (c), (d), (g), (i), (j), (k), (l), (m), (n) or (o).
     Section 3.8. Absence of Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements filed with the SEC prior to the date of this Agreement, (b) for liabilities and obligations incurred since December 31, 2006 in the ordinary course of business, and (c) as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not subject to any liabilities or obligations, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, and there are no other facts or circumstances of which the Company has knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of the Company Subsidiaries, except for those that are not, have not had, or are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.9. Litigation. Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no claim, action, suit, hearing, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against) the Company or any of the Company Subsidiaries, or to the Company’s knowledge, any executive officer or director of the Company or any of the Company Subsidiaries (in their capacity as such), that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to or subject to any outstanding order, writ, injunction, decree, arbitration ruling or judgment of a Governmental Entity that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.10. Employee Benefit Plans; ERISA.
          (a) Section 3.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company, or to which the Company contributes or is obligated to contribute thereunder, or with respect to which the Company has or may have any liability (contingent or otherwise), in each case, for or to (i) any current or former employees, directors or officers of the Company located primarily in the United States and/or their dependents (collectively, whether or not material, the “Benefit Plans”), or (ii) any current or former employees, directors or officers of the Company not located primarily in the United States and/or their dependents (collectively, whether or not material, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.

          (b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, all Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan, except for such events that can be remedied without material liability to the Company.
          (c) Each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (i) the provisions of ERISA, (ii) all provisions of the Code, (iii) all other applicable laws, and (iv) its terms and the terms of any collective bargaining or collective labor agreements. There are no material unresolved claims or material disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course. There has not been any material non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. No litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course), in either case, except as has not and would not reasonably be expected to have a Company Material Adverse Effect. There are no material governmental audits or material investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. No Benefit Plan is subject to Section 412(n) of the Code.
          (d) Neither the Company nor any ERISA Affiliate of the Company (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law); or (iii) sponsors a Foreign Plan that is a defined benefit pension plan intended to be registered or approved by any Governmental Entity.
          (e) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule or as has not had and would not reasonably be expected to result in material liability to the Company, all reports, returns and similar documents with respect to all Benefit Plans or Foreign Plans required to be filed by the Company with any Governmental Entity or distributed to any Benefit Plan participant or Foreign Plan participant have been duly and timely filed or distributed.
          (g) Section 3.10(g) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company at any time. The Company complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.
          (h) Section 3.10(h) of the Company Disclosure Schedule discloses: (i) each agreement that provides for the payment of any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or parachute payment (as defined in Section 280G(b)(2) of the Code) that is due and payable to any current or former employee under any Benefit Plan or Foreign Plan as a result of the execution of this Agreement (or the consummation of the Transactions); (ii) any increase in any material respect of any benefit otherwise payable under any Benefit Plan or Foreign Plan as a result of the execution or shareholder approval of this Agreement (or the consummation of the Transactions); (iii) each agreement that provides for any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan as a result of the execution or shareholder approval of this Agreement (or the consummation of the Transactions); (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan in each case caused or triggered by the execution or shareholder approval of this Agreement or the consummation of the Offer or the Merger or the other Transactions; or (v) each agreement that provides for any tax “gross-up,” tax indemnification or similar payment based on a tax obligation pursuant to Section 4999 of the Code. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, no payment or benefit which has been, will or may be made by the Company with respect to any current or former employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby would fail to be deductible under Section 162(m) of the Code.
          (i) Except as set forth on Section 3.10(i) of the Company Disclosure Schedule, since January 1, 2007, there has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Benefit Plan or Foreign Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.
          (j) Correct and complete copies will be made available to Parent by the Company of all material Benefit Plans and Foreign Plans (including all amendments and attachments thereto); written summaries of any material Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); all written agreements and contracts relating to each Benefit Plan and Foreign Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans and Foreign Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations).

          (k) The Company Board of Directors has determined that each of the members of the Compensation Committee of the Company Board of Directors (the “Compensation Committee”) are “independent directors” as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and eligible to serve on the Compensation Committee under the Exchange Act and all applicable NASDAQ Marketplace Rules. On or prior to the Effective Date, the Compensation Committee will have approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) promulgated under the Exchange Act (an “Employment Compensation Arrangement”), and will have taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) promulgated under the Exchange Act.
     Section 3.11. Taxes. Except as set forth in Section 3.11 of the Company Disclosure Schedule:
          (a) The Company has timely filed with the appropriate Governmental Entity all required material Tax Returns. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by the Company on or before the date of this Agreement (whether or not shown on any Tax Returns) have been paid or, to the extent reflected on Section 3.11 of the Company Disclosure Schedule, are being contested in good faith. The Company currently is not the beneficiary of any extension of time within which to file any material Tax Return.
          (b) The unpaid Taxes of the Company did not, as of the dates of the Financial Statements, materially exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such Financial Statements.
          (c) No deficiencies for material Taxes with respect to the Company have been claimed or proposed in writing or assessed by any Tax authority. There are no pending or, to the Company’s knowledge, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company. The Company has delivered or made available to Parent complete and accurate copies of federal income Tax Returns and other material Tax Returns of each of the Company and its predecessors for Tax periods ended on or after December 31, 2004, and complete and accurate copies of all material examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its predecessors since December 31, 2004, with respect to Taxes of any type. Neither the Company nor any predecessor has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
          (d) There are no Liens for Taxes upon the assets of the Company (other than with respect to Liens for Taxes not yet due and payable).
          (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (f) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
          (g) The Company does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.
          (h) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.
          (i) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the five-year period ending on the date of this Agreement in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.
          (j) The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Section 6111 of the Code or Treasury Regulation Section 1.6011-4(b)(1), or analogous provisions of any state, local or foreign Tax law.
     Section 3.12. Material Contracts.
          (a) Each contract listed on Section 3.12 of the Company Disclosure Schedule constitutes a “Company Material Contract.” Section 3.12 of the Company Disclosure Schedule sets forth each contract that is currently in effect, in which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound (i) that is material to the business of the Company and the Company Subsidiaries taken as a whole and was not entered into in the ordinary course of business; (ii) that involves the payment of royalties or other amounts of more than $3 million in the aggregate since January 1, 2006, calculated based upon the revenues or income of the Company or the Company Subsidiaries, as applicable, or income or revenues related to any product of the Company or the Company Subsidiaries, as applicable; (iii)  that involves the receipt of royalties or other amounts of more than $10 million in the aggregate since January 1, 2006 calculated based upon the revenues or income of the Company or the Company Subsidiaries, as applicable, or income or revenues related to any product of the Company or the Company Subsidiaries, as applicable; (iv) that would prevent or materially impair the Company’s ability to consummate the Offer, the Merger or the other Transactions; (v) that provides for indemnification by the Company or any of the Company Subsidiaries to any Person, other than entered into in the ordinary course of business; (vi) that was not negotiated and entered into on an arm’s-length basis; (vii)  that (I) purports to limit in any material respect either the type of business in which the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or its affiliates) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or its affiliates), (III) grants “most favored nation” status that, following the Merger, would apply to Parent or its affiliates, (including the Company and the Company Subsidiaries) or (IV) materially prohibits or limits the right of the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or its affiliates) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights; (viii) other than as disclosed in the Company Disclosure Schedule, that is between the Company or any of the Company Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares; (ix) that contains a put, call or similar right pursuant to which the Company or any Company Subsidiary (or, after the Effective Time, Parent or its affiliates) could be required to purchase or sell, as applicable, any equity interests of any Person that have a fair market value or purchase price of more than $1,000,000; or (x) that is a loan or credit agreement, mortgage, promissory note, indenture or other contract evidencing indebtedness for borrowed money in an amount in excess of $1 million by the Company or any of the Company Subsidiaries.
          (b) (i) Neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, in any material respect, any Company Material Contract, (ii) none of the Company or any Company Subsidiary has received any claim of default under any Company Material Contract, (iii) other than as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions and the compliance by Parent and Purchaser with the provisions of this Agreement will not result in a breach or violation of, or default under, in any material respect, any Company Material Contract, and (iv) to the knowledge of the Company, no event has occurred that would result in a breach or violation of, or a default under, in any material respect, any Company Material Contract (in each case, with or without notice or lapse of time or both). Each Company Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary, as applicable.
     Section 3.13. Title to Properties and Encumbrances.
          (a) The Company and each of the Company Subsidiaries have good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there are no Liens on any such tangible property or assets, except for (i) Liens reflected in the Financial Statements, (ii) Liens for Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been provided on the appropriate Financial Statements and (iii) Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the foregoing Liens in clauses (i) through (iii), “Permitted Liens”).
          (b) Section 3.13(b) of the Disclosure Schedule is a true and complete list of the street address of each parcel of land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or any of the Company Subsidiaries (the “Leased Real Property”) and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has made available to

Parent, true and complete copies of the leases, subleases, licenses or assignment agreements and any and all material amendments, modifications, supplements, exhibits and restatements thereto and thereof in effect as of the date of this Agreement relating to the Leased Real Property. With respect to each Leased Real Property, (i) each such lease, sublease, license or assignment agreement is valid, binding, enforceable in accordance with its terms and in full force and effect; (ii) all payments required to have been made under each lease, sublease, license or assignment agreement by the Company and the Company Subsidiaries have been made; (iii) there are no breaches of or other defaults or events of default under, or events which with due notice or lapse of time, or both, would constitute a breach of or other defaults or events of default under, any material lease, sublease, license or assignment agreement by the Company or any of the Company Subsidiaries or, to the Company’s knowledge, the landlord or sublandlord, as applicable under such lease, sublease, license or assignment agreement; (iv) neither the Company nor any of the Company Subsidiaries has exercised any option or right to terminate, renew or extend or otherwise affect the rights or obligations of the tenant under any lease, sublease, license or assignment agreement; (v) neither the Company nor any Company Subsidiary or, to the Company’s knowledge, the landlord or sublandlord, has received or given any notice of default or breach under any lease, sublease, license or assignment agreement or notice that any lease, sublease, license or assignment will be terminated or will not be renewed; and (vi) except as set forth on Section 3.5(a) of the Company Disclosure Schedule, no consent of any Person is necessary for the lessee to legally occupy each Leased Real Property from and after the Closing.
          (c) Neither the Company nor any Company Subsidiary owns any real property.
     Section 3.14. Intellectual Property.
          (a) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, to the knowledge of the Company, either the Company or a Company Subsidiary is the sole exclusive owner or assignee of the entire right and interest or is exclusively licensed all material Intellectual Property used in their respective businesses as currently conducted.  To the knowledge of the Company, except as set forth on Section 3.14(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own or have the rights to use, free and clear of any Liens, but subject to any existing licenses or other grants of rights to third parties, all material Intellectual Property as is necessary and sufficient to conduct the Company’s and the Company Subsidiaries’ respective businesses as currently conducted and for the manufacture, use and sale of the products currently marketed, the products currently in clinical development and the microparticle technology used in Amolimogene and ZYC300 by the Company and the Company Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, (i) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation, dilution or violation by the Company or any Company Subsidiaries of any Intellectual Property of any Person, (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries and the manufacture, use and sale of the products marketed, the products currently in clinical development and the microparticle technology used in Amolimogene and ZYC300 by the Company and the Company Subsidiaries do not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person, (iii) as of the

date of this Agreement, neither the Company nor any Company Subsidiary has made any claim of an infringement, misappropriation, dilution or other violation by another Person of rights to or in connection with the Company Intellectual Property or the products marketed and the products currently in development, by the Company and the Company Subsidiaries, (iv) to the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property, (v) except as identified in Section 3.5(a) of the Company Disclosure Schedule, no Company Intellectual Property will terminate or cease to be a valid right of the Company or Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Offer, the Merger or the other Transactions, (vi) subject to third party licenses, no Person (other than the Company or the Company Subsidiaries), including any current or former employee or consultant of the Company or the Company Subsidiaries, has any proprietary, commercial or other interest in any of the Company Intellectual Property, including any goodwill associated therewith, (vii) for the Company’s (and any Company’s Subsidiary’s) products that are currently marketed, all material Licenses In and material Licenses Out are in full force and effect, have not terminated or expired, and there are no material disputes or Legal Proceedings threatened or pending regarding the same, and (viii) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, in any material respect, any such agreements. For purposes of this Section 3.14, (x) the term “Licenses In” means all licenses, sublicenses and other Company Agreements pursuant to which the Company or any Company Subsidiary is authorized to use any third party Intellectual Property that is material to the business of the Company or any of the Company Subsidiaries and (y) the term “Licenses Out” means all licenses, sublicenses and other Company Agreements pursuant to which the Company or any Company Subsidiary authorizes any third party to use any Company Intellectual Property. Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all material Licenses In and material Licenses Out for the Company’s products that are currently marketed.
          (b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, (i) each of the Company Intellectual Property is, to the knowledge of the Company, valid, subsisting and enforceable, (ii) none of the Company Intellectual Property has been or is subject to an adverse judgment, injunction, order, decree or agreement restricting its use or the assignment or license thereof by the Company, (iii) to the knowledge of the Company, no Patent included in the Company Intellectual Property is involved in any interference, reissue, reexamination or opposition proceeding, (iv) no Trademark included in the Company Intellectual Property is or has been or is currently involved in any opposition, concurrent use, cancellation, invalidity or other similar proceeding, (v) no Trademark included in the Company Intellectual Property is subject to a consent agreement or coexistence agreement, and (vi) neither the Company nor any Company Subsidiary has agreed to, or is otherwise bound by, any covenant not to use or register, or to permit any other Person to use or to register, any of the Company Intellectual Property or has agreed to, or is otherwise bound by, any covenant not to sue for infringement, misuse, dilution or other violation of any of the Company Intellectual Property.
          (c) The Company and the Company Subsidiaries have made commercially reasonable decisions with respect to the filing, prosecution and maintenance of all Intellectual Property owned or exclusively licensed by the Company or any Company Subsidiary. Except where the failure to do so would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, any filing, registration, issuance, maintenance and renewal fees due in connection with the Company Intellectual Property have been paid in a timely manner and all documents, certificates and other material necessary to maintain such Company Intellectual Property have been filed in a timely manner with the relevant Governmental Entity.
          (d) The Company and the Company Subsidiaries have complied with any and all obligations pertaining to listing any relevant Patents included in the Company Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act.
          (e) No Person has submitted and, to the knowledge of the Company, no Person has indicated any plan to submit, an Abbreviated New Drug Application that includes a certification as defined in 21 U.S.C. 355(j)(2)(A)(vii)(IV) citing any patent listed in the FDA Orange Book for any product marketed by the Company and the Company Subsidiaries.
     Section 3.15. Compliance with Laws; Permits.
          (a) The Company and the Company Subsidiaries are in possession of all authorizations, registrations, licenses, permits, consents, certificates, approvals, franchises, variances, exemptions, clearances and orders issued or granted by a Governmental Entity necessary for them to own, lease and operate their properties and assets and to carry on their businesses as presently conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Neither the Company nor any Company Subsidiary has been or is in violation of any laws or Company Permits applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound, except for any such violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no material change is required in the Company’s or any of the Company Subsidiaries’ processes, properties or procedures in connection with any applicable laws, and the Company has not received any notice or communication of any material noncompliance with any such laws that has not been cured as of the date of this Agreement. For purpose of this Agreement, the term “law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
     Section 3.16. Information in the Proxy Statement. The Proxy Statement, if any, at the date mailed to the Company’s shareholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     Section 3.17. Information in the Offer Documents and the Schedule 14D-9. None of the information supplied by the Company expressly for inclusion in the Offer Documents will at the time the Offer Documents are mailed to the Company’s shareholders, or at any time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws and will not when filed with the SEC or distributed or disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.
     Section 3.18. Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Lehman Brothers Inc. (the “Company Financial Advisor”), to the effect that, as of the date of such opinion, from a financial point of view, the Offer Price to be provided to the shareholders of the Company in the Offer and the Merger is fair to such holders.
     Section 3.19. Insurance. The Company maintains insurance coverage with reputable insurers, or maintains effective and sufficient self insurance practices, in such amounts and providing adequate coverage for such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance and the size and business of the Company). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. The Company is not in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.
     Section 3.20. Environmental Laws and Regulations. The Company and the Company Subsidiaries have complied and are in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, there are no circumstances or conditions present at the operations of any facilities owned, leased or operated by the Company or any of the Company Subsidiaries that would reasonably be expected to prevent the operations, when used and operated in the manner currently used and operated, from continuing to operate in material compliance with all applicable Environmental Laws. Without limiting the generality of the foregoing, each of the Company and the Company Subsidiaries has obtained, has complied, and is in compliance with permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business, except, in each case, where the failure to do so would not reasonably be expected to have or result in a Company Material Adverse Effect. Under applicable Environmental Laws, no permit, license or other authorization is subject to review, major modification, revision, rescission, public notice and comment or prior consent by any Governmental Entity as a result of the consummation of the Transactions. Neither the Company nor any of the Company Subsidiaries has received any written notice, claim, governmental request for information, complaint, administrative or judicial order, or report or other information, and to the knowledge of the Company none is pending or threatened, regarding any actual or alleged material violation of Environmental Laws or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or their currently or formerly owned, operated or leased facilities arising under Environmental Laws and, to Company’s knowledge, there are no conditions or occurrences with respect to any such facilities that would reasonably be expected to lead to any such demands, complaints, claims, information requests, orders or notices. There are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or, to the Company’s knowledge, any properties of the Company or any Company Subsidiary. No Company or any Company Subsidiary has caused the Release of any Hazardous Materials at or from any facility currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries that is reportable under any Environmental Laws and that would reasonably be expected to give rise to any liability or remediation obligation under any such Environmental Laws. To the Company’s knowledge, there are no underground storage tanks, polychlorinated biphenyls, or asbestos-containing material located at any of the facilities currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries. To the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has, in the course of its business, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other Person) or in any other manner participated or been involved in the taking of or disposal or Release of a Hazardous Material to or at a site that pursuant to any Environmental Laws, (i) has been placed on the “National Priorities List,” the “CERCLIS” list, or any similar state or federal list, or (ii) is subject to or the source of a claim, an administrative order or other request to take “removal,” “remedial,” “corrective” or any other “response” action, as defined in any Environmental Laws, or to pay for the costs of any such action at the site. Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any contracts or other binding agreements pursuant to which it has assumed any material obligations or liabilities of any third party under or pursuant to any Environmental Laws or has agreed to indemnify, defend or hold harmless any third party for any material liabilities, costs or claims arising under or pursuant to any Environmental Laws. To the Company’s knowledge, no Lien or “superlien” has been placed on any property currently owned, leased, operated or used by the Company or any Company Subsidiary pursuant to the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 or any similar law. Notwithstanding any other provision of this Agreement, this Section 3.20 sets forth the sole and exclusive representations and warranties of the Company or any Company Subsidiary with respect to Environmental Laws, Hazardous Materials, Environmental Claims or other environmental matters.

     Section 3.21. Brokers. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or the other Transactions based upon arrangements made by or on behalf of Company.
     Section 3.22. Actions Under Rights Plan; Takeover Statutes.
          (a) The Company has taken all necessary actions, to the reasonable satisfaction of Parent, to irrevocably render the Rights Agreement inapplicable to the Offer, the Merger and all the other Transactions and to cause the Rights to cease to be exercisable, effective immediately prior to the Acceptance Time, without payment of any consideration in respect thereof.
          (b) Assuming the accuracy of the representations and warranties set forth in Section 4.7, no further action is required by the Company Board of Directors (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Offer, the Top-Up Option, receipt of the Note, the Merger, the amendment and termination of the Rights Agreement and the other Transactions the restrictions on (i) a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA, (ii) “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA, (iii) other similar anti-takeover statute or regulation, or (iv) any anti-takeover provision in the Company Governing Documents and, accordingly, none of the foregoing anti-takeover or similar statute or regulation or any anti-takeover provision in the Company Governing Documents applies to the Offer, the Merger or any other Transactions, other than Chapter 80B of the Minnesota Statutes.
     Section 3.23. Regulatory Compliance. Except as disclosed in the Company SEC Documents, as set forth in Section 3.23 of the Company Disclosure Schedules or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2004:
          (a) to the knowledge of the Company, each Company Product that is subject to the jurisdiction of the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the Controlled Substances Act, as amended (the “CSA”), and the regulations promulgated thereunder or similar laws, rules and regulations in any foreign jurisdiction, is being developed, manufactured, stored, tested, marketed, promoted, and/or distributed in compliance with all applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar laws, rules and regulations in any foreign jurisdiction;
          (b) to the knowledge of the Company, all manufacturing operations relating to the Company Products and conducted by, or on behalf of, the Company and the Company Subsidiaries have been and are being, to the extent required by applicable law, conducted in material compliance with the Federal Food and Drug Administration (the “FDA”) regulations for current Good Manufacturing Practice, including 21 C.F.R. Parts 210 and 211 and applicable guidance documents, as amended from time to time, and all applicable similar requirements in other jurisdictions;

          (c) to the knowledge of the Company, all pre-clinical and clinical studies relating to Company Products conducted by or on behalf of the Company and the Company Subsidiaries have been, or are being, conducted in compliance with the requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects and, to the extent it would not reasonably be expected to result in a material liability to the Company, the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services. The Company has not received any notice that the FDA or any state or federal government authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug Application sponsored by or on behalf of the Company or otherwise restrict the preclinical research on or clinical study of any Company Product;
          (d) to the knowledge of the Company, no Company Product has been voluntarily recalled, suspended or discontinued by the Company or any Company Subsidiary at the request of the FDA or any other Governmental Entity, nor has the Company or any Company Subsidiary received any notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Company Product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Company Product;
          (e) to the knowledge of the Company, no officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. To the knowledge of the Company, the Company has not used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations in connection with a Company Product, and neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations;
          (f) to the knowledge of the Company, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted or would reasonably be expected to result in any material violation of the Federal Antikickback Statute, 42 U.S.C. § 1320a-7b, or the False Claims Act, 31 U.S.C. § 3729, or any similar laws, rules or regulations;

          (g) to the knowledge of the Company, none of the NDAs or INDs for Company Products contains any untrue statement of material fact; and
          (h) to the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any pending or threatened investigation or enforcement action by the FDA or any other Governmental Entity relating to any alleged violation of law with respect to any Company Product, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.24. Labor Matters. Neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other contract with a labor union or labor organization, nor is the Company or any of the Company Subsidiaries the subject of any material proceeding that asserts that the Company or any of the Company Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of the Company Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Parent and Purchaser represent and warrant to the Company as follows:
     Section 4.1. Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except for those jurisdictions where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Purchaser to consummate the Transactions.
     Section 4.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the Transactions have been duly authorized by all necessary action on the part of Parent and the board of directors of Purchaser. Eisai Corporation of North America, a direct wholly-owned subsidiary of Parent (“Eisai US”), in its capacity as sole shareholder of Purchaser will approve and adopt this Agreement immediately after execution of this Agreement. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
     Section 4.3. Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions and the compliance by Parent and Purchaser with the provisions of this Agreement will not (a) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any notice, report or other filing by Parent or Purchaser with, or the permit, authorization, registration, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act or the Tokyo or Osaka Stock Exchanges, (ii) any notices, reports or other filings as may be required under the MBCA or Chapter 80B of the Minnesota Statutes in connection with the Transactions, (iii) filings, permits, authorizations, registrations, consents and approvals as may be required under the HSR Act, the Required Approvals and any other applicable requirements of foreign laws, regulations or decrees designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, and (iv) the filing with the SEC of the Schedule TO), or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) where (x) any failure to make such notices, reports or other filings or to obtain such permits, authorizations, registrations, consents or approvals or (y) such violations would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Purchaser to consummate the Transactions.
     Section 4.4. Litigation. There is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, decree, arbitration, ruling or judgment of a Governmental Entity, in each case, which would, individually or in the aggregate, prevent or materially impair the ability of Parent and Purchaser to consummate the Transactions.
     Section 4.5. Information in the Proxy Statement. None of the information supplied or to be supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
     Section 4.6. Information in the Offer Documents and Registration Statement.
          (a) The Offer Documents will not when filed with the SEC or at the time of distribution or dissemination thereof to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable provisions of the Exchange Act and the rules and regulations thereunder.
          (b) The registration statement filed under Chapter 80B of the Minnesota Statutes will comply as to form in all material respects with applicable provisions of Chapter 80B of the Minnesota Statutes, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in such registration statement.
     Section 4.7. Ownership of Company Capital Stock. Neither Parent nor Purchaser beneficially owns, or at any time during the last three years has beneficially owned, any share of the Common Stock or any option, warrant or other right to acquire any shares of the Common Stock.
     Section 4.8. Sufficient Funds. As of the date of this Agreement, Parent and Purchaser have available to them or committed to them under the Financing Commitment, a copy of which has been provided to the Company prior to the execution of this Agreement, and will have available to them as of the Acceptance Time, funds necessary to consummate the Transactions and to perform their respective obligations under this Agreement.
     Section 4.9. Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions. As of the date of this Agreement and at all times prior to and as of the Effective Time, all of the outstanding capital stock of Purchaser is and will be owned directly by Eisai US and indirectly by Parent. Purchaser has not and, prior to the Effective Time, will not have incurred any obligations or liabilities or engaged in any business activities of any type whatsoever other than those incident to its formation and pursuant to this Agreement and the Transactions.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 5.1. Conduct of Business by the Company Pending the Merger. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by this Agreement or as approved in writing by Parent (which approval shall not be unreasonably withheld or delayed), from the date of this Agreement until the earlier of (A) the valid termination of this Agreement pursuant to Section 8.1 and (B) the Effective Time, the Company and the Company Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and the Company Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities (including maintaining good communication with the FDA and other Governmental Entities), licensors, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the Company’s and the

Company Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by this Agreement or as approved in writing by Parent (which approval shall not be unreasonably withheld or delayed), from the date of this Agreement until the earlier of (x) the valid termination of this Agreement pursuant to Section 8.1 and (y) the Effective Time, the Company shall not, and shall not permit any of the Company Subsidiaries to,
          (a) amend the Company Governing Documents or comparable governing documents of the Company Subsidiaries or amend the terms of any outstanding security of the Company or any of the Company Subsidiaries;
          (b) split, combine, subdivide or reclassify any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;
          (c) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise (or any combination thereof) with respect to its capital stock or enter into any agreement with respect to the voting of its capital stock;
          (d) redeem, purchase or otherwise acquire, directly or indirectly, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any other Equity Interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;
          (e) issue, sell, pledge, deliver, transfer, dispose of or encumber or authorize the issuance, sale, pledge, delivery, transfer, disposal of or encumbrance of, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, or grant any Company Stock Rights, Restricted Stock or warrants, calls, commitments or rights of any kind to acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of such capital stock, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than the issuance of Shares reserved for issuance on the date of this Agreement pursuant to the valid exercise of the Company Stock Rights outstanding on the date of this Agreement or approve any third party becoming an “interested shareholder” under Section 302A.011, Subd. 49 of the MBCA (other than at the time of approval by the Company Board of Directors of a Superior Proposal as contemplated by Section 8.1(a)(iii));
          (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any capital stock or other Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or any business or division thereof);
          (g) transfer, lease, license, sell, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or any of the Company Subsidiaries, including capital stock of any of the Company Subsidiaries, other than (i) in the ordinary course of business consistent with past practice, and (ii) dispositions of equipment and property no longer used in the operation of the businesses of the Company or any Company Subsidiary and with a fair market value not in excess of $1,000,000 in the aggregate;
          (h) (i) incur or assume any indebtedness for borrowed money or issue or sell any debt securities, except indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and not to exceed $500,000 in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than any direct or indirect wholly-owned Company Subsidiary;
          (i) other than in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any binding agreement, and in the case of any officer or director of the Company only to the extent that the Compensation Committee has duly approved such action as an Employment Compensation Arrangement, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors or employees, or enter into or amend any employment, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement with any such officer, director or employee, or make any loans to any of its officers, directors or employees, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such officer, director or employee pursuant to a Benefit Plan or otherwise;
          (j) other than in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any agreement or plan, and in the case of any officer or director of the Company only to the extent that the Compensation Committee has duly approved such action as an Employment Compensation Arrangement, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee of the Company or pay or agree to pay or make any accrual or arrangement for payment to any such officer, director or employee of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company director, officer or employee, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;
          (k) except as announced prior to the date of this Agreement, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company, other than routine employee terminations;
          (l) enter into any agreement or arrangement that limits or otherwise restricts the Company or any Company Subsidiary, or after the Effective Time, Parent or its affiliates or any successor thereof, from engaging or competing in any line of business or in any location or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;
          (m) change any of its significant accounting policies, except for such changes required by changes in applicable GAAP or SEC Regulation S-X;
          (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);
          (o) create or incur any Lien material to the Company or any of the Company Subsidiaries not incurred in the ordinary course of business consistent with past practice, other than Permitted Liens;
          (p) except as set forth in the capital budgets set forth in Section 5.1(p) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $500,000 in the aggregate during any 12 month period;
          (q) except in the ordinary course of business consistent with past practice, settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 or any of its obligation or liability in excess of such amount; provided, however, that neither the Company nor any Company Subsidiary shall settle any litigation or other proceedings before any Governmental Entity (regardless of the amount involved) if any such settlement would impose any material obligation or restriction on the Company (or after the Effective Time, Parent or any of its Subsidiaries) or on the Company’s (or after the Effective Time, Parent’s or any of its Subsidiaries’) ability to own or operate any of its assets, licenses, operations, rights, product lines, businesses or interests therein or require any material changes (including changes to any licensing arrangement) to the businesses of the Company or any Company Subsidiary (or after the Effective Time, Parent or any of its Subsidiaries);
          (r) other than in the ordinary course of business consistent with past practice, amend, modify or terminate any Company Material Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights;
          (s) make or change any Tax election, amend any material Tax Return, change any method of Tax accounting, settle or finally resolve any Tax consent;
          (t) take any action or omit to take any action that reasonably would be expected to result in any of the Offer Conditions set forth in Annex I and any of the conditions to the Merger set forth in Article VII not being satisfied; or
          (u) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.
          Notwithstanding the foregoing, the parties to this Agreement acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or any other applicable antitrust or competition law prior to the expiration or termination of any applicable HSR waiting period or any other applicable antitrust or competition law waiting period, or prior to receipt of any applicable approval under any antitrust or competition law, and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Purchaser will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable law.
     Section 5.2. Conduct of Business by Parent and Purchaser Pending the Merger. From the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, Parent and Purchaser agree that they shall not, directly or indirectly, knowingly take or cause to be taken any action that reasonably would be expected to materially delay or impair the consummation of the Transactions.
     Section 5.3. No Solicitation; Unsolicited Proposals.
          (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement pursuant to Section 8.1, neither the Company nor any Company Subsidiary shall, nor shall the Company or any Company Subsidiary authorize or permit any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, accountants or other agents or advisors (collectively, “Representatives”) to, and the Company shall instruct its directors and officers and the investment bankers, financial advisors and attorneys involved in the Transactions not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries relating to, or any effort to make or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or reasonably could be expected to lead to, any Acquisition Proposal, (ii) participate, engage in or continue any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of the Company Subsidiaries to, or afford access to the properties, assets, books or records or employees of the Company or any of the Company Subsidiaries to, any Person or “group” (as defined under Section 13(d) of the Exchange Act ), other than Parent and its affiliates and their respective Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to any Acquisition Proposal, (iii) accept, approve, endorse or recommend to the Company’s shareholders any Acquisition Proposal, or (iv) enter into any agreement, arrangement, contract or commitment (including any agreement in principle or letter of intent or understanding) with respect to or contemplating any Acquisition Proposal or enter into any agreement, arrangement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the Transactions. The Company shall, and shall cause the Company’s Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by the Company or its Representatives with respect to any Acquisition Proposal or Acquisition Transaction. The Company also shall promptly (and in any event on or before the second business day following the date of this letter) request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of the Company Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of the Company Subsidiaries.

          (b) Notwithstanding the restrictions set forth in Section 5.3(a), if and only to the extent that, at any time prior to, but not after, the Acceptance Time, (i) the Company receives an unsolicited bona fide written Acquisition Proposal from a Third Party under circumstances in which the Company and its Representatives have complied with the Company’s obligations under Section 5.3(a) (it being understood and agreed for purposes of this Agreement that, so long as no actions inconsistent with the Company’s obligations under this Section 5.3 are taken by the Company or its Representatives after the execution of this Agreement by the parties hereto, an Acquisition Proposal shall not be considered to have been solicited by the Company or any of its Representatives as a result of any actions taken prior to the execution of this Agreement by the parties hereto) and (ii) the Company Board of Directors determines in good faith based on the information then available (after consultation with the Company’s financial advisor and legal counsel) that (x) such Acquisition Proposal is, or reasonably could be expected to lead to, a Superior Proposal, and (y) such action is likely to be required in order for the directors to comply with their fiduciary duties under applicable law, then the Company may, subject to providing Parent prior written notice (which notice shall contain a statement to the effect that the Company Board of Directors has made the determination required by this Section 5.3(b)) and the Company intends to take one or more of the actions provided in this Section 5.3(b), (I) participate or engage in any discussions or negotiations with such Third Party, or (II) disclose or provide in response to a request therefor by such Third Party any public or non-public information or data relating to the Company or any Company Subsidiaries, or afford access to the properties, assets, books or records or Representatives of the Company and the Company Subsidiaries to, such Third Party and any potential financing sources of Third Party; provided, that the disclosure or provision of any non-public information or data to such Third Party is made pursuant to an executed confidentiality agreement on terms no less restrictive to such Third Party with respect to confidential information than those included in the Confidentiality Agreement and, with respect to any other provisions, as are comparable to those other provisions to the extent contained in the Confidentiality Agreement, and that a copy of any such non-public information or data is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent.
          (c) In addition to any notice obligations contemplated by Section 5.3(b), the Company shall as promptly as practicable (and in any event within 24 hours) notify Parent of (x) any Acquisition Proposal that the Company or any of its Representatives receives, (y) any request for information or inquiry that the Company or any of its Representatives receives which relates to or could reasonably lead to an Acquisition Proposal, (z) any request for discussions or negotiations that the Company or any of its Representatives receives which relates to or could reasonably lead to an Acquisition Proposal, which notification shall include, (i) the material terms and conditions of such Acquisition Proposal, request or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and (ii) the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed on a current basis (but in any event within 24 hours) of the status and terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.
          (d) Nothing contained in this Agreement shall prohibit the Company from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its shareholders a position required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of an offer pursuant to Rule 14d-2 promulgated under the Exchange Act, (ii) issuing a statement in connection with an Acquisition Proposal that does not involve the commencement of an offer pursuant to Rule 14d-2 promulgated under the Exchange Act, so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, or (iii) other than in connection with or relating to an Acquisition Proposal, otherwise disclosing any information to its shareholders that the Company Board of Directors determines in good faith (after consultation with the Company’s legal counsel) that it is required to disclose in order to act in a manner that is likely to be required to comply with the directors’ fiduciary duties under applicable law or not to violate any other provisions of applicable law; provided, however, that if (x) such “stop-look-and-listen communication” or other disclosure withholds, withdraws, qualifies or adversely modifies or amends the Company Recommendation or takes a favorable position with respect to an Acquisition Proposal of a Person other than Parent or any or its Subsidiaries, or (y) continues to take no position with respect to any offer described in clause (i) above after the close of business on the tenth business day after the commencement of an offer pursuant to Rule 14d-2 promulgated under the Exchange Act, or continues to take no position with respect to an offer described in clause (ii) above after the close of business on the tenth business day after the Acquisition Proposal is first generally announced to the public, such communication, statement or other disclosure shall be deemed to be a Company Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1. For the avoidance of doubt, if a communication or statement covered by clause (i) or (ii) above contains no more information than the information that is required by Rule 14d-9(f) promulgated under the Exchange Act, or would be required if such provision was applicable, it shall not be deemed to be a Company Change in Recommendation as long as prior to the close of business on the tenth business day after such communication or statement the Company publicly reaffirms the Company Recommendation without any qualification or adverse modification or amendment.
     Section 5.4. Board Recommendation.
          (a) Subject to the provisions of Section 5.4(c), the Company Board of Directors shall (i) recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if approval and adoption of this Agreement is required under the MBCA, approve and adopt this Agreement in accordance with the provisions of the MBCA (the “Company Recommendation”), and (ii) include the Company Recommendation in the Schedule 14D-9 and permit Parent and Purchaser to include the Company Recommendation in the Offer Documents.
          (b) Subject to the provisions of Section 5.4(c), neither the Company Board of Directors nor any committee thereof shall withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to withhold, withdraw, qualify, modify or amend) in any manner adverse to Parent or Purchaser (including by virtue of disclosure in the Schedule 14D-9 or any amendment thereto) the Company Recommendation, the approval by the Company Board of Directors of this Agreement and the Transactions, including the Offer and the Merger, or the approval by the Compensation Committee of the Company Compensation Arrangements as Employment Compensation Arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor in accordance to Rule 14d-10(d)(2) promulgated under the Exchange Act (a “Company Change in Recommendation”).
          (c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board of Directors may effect a Company Change in Recommendation at any time prior to, but not after, the Acceptance Time:
          (i) If (A) the Company Board of Directors has received an unsolicited bona fide written Acquisition Proposal (that has not been withdrawn) that the Company Board of Directors (1) determines in good faith, after consultation with outside counsel, that such Acquisition Proposal constitutes a Superior Proposal and such Superior Proposal shall not have arisen in connection with a breach by the Company or any Company Subsidiary or any of their respective Representatives of the terms of Section 5.3(a), and (2) determines that such action is likely to be required in order for the directors to comply with their fiduciary duties under applicable law, and (B) the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying all information required under Section 5.3(c); provided, however, that no Company Change in Recommendation may be made until (x) after at least three business days following Parent’s receipt of the Notice of Recommendation Change and (y) after the Company has (and has caused its Representatives to have) negotiated in good faith with Parent and Purchaser to enable Parent and Purchaser to make a binding written offer that is at least as favorable to the Company’s shareholders as the “Superior Proposal” such that the Acquisition Proposal of the other party no longer is a “Superior Proposal.” In determining whether to make a Company Change in Recommendation in response to a Superior Proposal or otherwise, the Company Board of Directors shall take into account, in addition to any other relevant information available to the Company Board of Directors, any changes to the terms of this Agreement proposed by Parent in any binding written offer and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.4, including with respect to the notice period referred to in this Section 5.4(c), provided, that such notice period for such amendment shall be two business days from the time such amendment is provided to Parent.
          (ii) Under the circumstances contemplated by clause (iii) of Section 5.3(d).
          (d) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be entitled to enter into any agreement (other than a confidentiality agreement as contemplated by Section 5.3(b) and other than an agreement with any of the Company’s Representatives in their capacity as such) with respect to a Superior Proposal unless this Agreement has been or concurrently is being terminated pursuant to Section 8.1 and the Company shall have confirmed in writing its obligation to make the payment contemplated by Section 8.2(b) within the time period contemplated thereby.

     Section 5.5. Matters Relating to Certain Company Indebtedness.
          (a) The Company shall, and shall cause the Company Subsidiaries to, take all necessary actions to comply with its obligations under the Company Indebtedness Agreements, including, if required, by redeeming or offering to repurchase any Company Notes issued pursuant to the Company Indebtedness Agreements. The Company shall give prompt notice to Parent and Purchaser of any actions taken in connection with this provision.
          (b) Parent shall, and shall cause Purchaser to, comply with the requirements of the Company Indebtedness Agreements implicated by the Transactions, including, if required by the governing documents of the Company Indebtedness Agreements, by the entry into one or more supplemental indentures, as required by the governing documents of the Company Indebtedness Agreements, at or promptly after the Effective Time whereby Parent and Purchaser expressly assume all outstanding obligations of the Company pursuant to the Company Indebtedness Agreements to the extent required thereunder.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1. Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence, as the case may be, reasonably would be likely to cause any Offer Condition to fail to be satisfied at any time from the date of this Agreement to the Acceptance Time (except to the extent any Offer Condition refers to a specific date) and (b) any material failure of the Company, Purchaser or Parent, as the case may be, or any Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party hereto receiving such notice or the representations or warranties of the parties hereto, or the conditions to the obligations of the parties hereto. Each of the Company, Parent and Purchaser shall give prompt notice to the other parties hereto of any notice or other communications from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.
     Section 6.2. Access.
          (a) Subject to applicable law and except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Company Subsidiaries to) (i) upon reasonable prior notice, give Parent and Purchaser and their respective officers and other authorized Representatives reasonable access during normal business hours to its Company Agreements, contracts, books, records, Tax Returns, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its accountants and accountants’ work papers and (ii) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to its business, properties, personnel and Company Agreements as Parent and Purchaser may from time to time reasonably request and use its reasonable best efforts to make available at all reasonable times during normal business hours to officers and other authorized Representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request. In addition, the Company shall furnish promptly to Parent (x) a copy of each material report, schedule, statement and other document submitted or filed by it with any Governmental Entity and (y) the internal or external reports prepared by it in the ordinary course of business that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel.
          (b) No investigation heretofore conducted or conducted pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by the parties hereunder or any conditions to the obligations of the parties hereunder or any condition or requirement set forth in Annex I.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to provide access, or to disclose information, pursuant to Section 6.2(a) where such access or disclosure would, in the Company’s reasonable judgment, (i) result in the disclosure of any Trade Secrets of third parties or violate any of the Company’s obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Company Agreement; provided, that the Company shall have used reasonable best efforts to obtain the consent of such third party to such access or disclosure without requiring the Company to pay any amount or waive any rights to obtain such consent, (ii) jeopardize the attorney-client or other privileges of the Company or (iii) breach, contravene or violate any applicable law (including the HSR Act or any other antitrust or competition law).
     Section 6.3. Consents and Approvals.
          (a) Each of the Company, Parent and Purchaser shall (and shall cause their respective Subsidiaries to) (i) (A) use its reasonable best efforts to make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any Required Approvals or any other applicable laws (including Chapter 80B of the Minnesota Statutes) in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (B) subject to Section 9.3, pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within 10 business days after the date hereof or sooner if required by law or regulations, (ii) use its reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, waiting period terminations, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries in connection with the Transactions, (C) obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the Transactions, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act, any Required Approvals and any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Entity in connection with such applications or filings or the Transactions and (iii) subject to applicable law relating to exchange of information, use its reasonable best efforts to coordinate and cooperate with respect to, review in advance of, consult with each other (to the extent practicable) on, consider in good faith and give due consideration to all reasonable additions, deletions or changes suggested by the other party hereto in connection with (x) any filing under or with respect to the HSR Act, any Required Approvals or any such other applicable laws and (y) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Entity, in each case in connection with the Offer, the Merger and the other Transactions. Subject to applicable law relating to exchange of information, each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party hereto all information necessary for any such application or other filing to be made in connection with the Transactions; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address attorney client or other privileges or confidentiality concerns. Any party hereto may, as it deems advisable or necessary, reasonably designate any competitively sensitive material provided to any other party hereto under this Agreement as “for outside counsel only” or “for special access only.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient or other Persons agreed to in writing by the disclosing party and will be subject to such additional confidentiality restrictions as the party disclosing such information shall reasonably require.
          (b) Subject to applicable law and as required by any Governmental Entity, each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any application or filing set forth in Section 6.3(a). If a party hereto intends to participate in any meeting or conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry, then to the extent practicable such party shall give the other party hereto reasonable prior notice of such meeting or conference call and invite Representatives of the other party hereto to participate in the meeting or conference call with the Governmental Entity unless prohibited by such Governmental Entity. The parties hereto shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings under or relating to any such application or filing.
          (c) From the date of this Agreement until the consummation of the Offer, each of Parent, Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent, Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging the Transactions or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Parent, Purchaser or any affiliate of Parent or Purchaser to own or operate all or any portion of the businesses or assets of the Company. The Company and Parent shall consult with each other regarding the defense or settlement of any such action, suit, arbitration or other proceeding or investigation.

Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to provide any notice or information to the Company, and the Company shall not be required to provide any notice or information to Parent or Purchaser, the provision of which Parent, Purchaser or the Company in good faith determines is reasonably likely to adversely affect Parent’s, Purchaser’s or the Company’s or any other Person’s attorney client privilege.
          (d) If any administrative or judicial action or proceeding is instituted or threatened to be instituted by a Governmental Entity challenging the Transactions as violative of law, each of the Company, Parent and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company, Parent and Purchaser otherwise may agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.
          (e) Notwithstanding anything set forth in this Agreement, neither Parent nor Purchaser, or any of their affiliates, shall have the right under this Agreement or otherwise, directly or indirectly, to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its own business operations.
          (f) Nothing in this Agreement, including this Section 6.3, shall require, or be construed to require, Parent (i) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries taken as a whole (“Company Material Businesses”), (ii) to consent to the sale, divestiture, lease, license, transfer or disposition by the Company or any Company Subsidiary of any Company Material Businesses or to consent to any agreement by Parent or the Company to take any of the foregoing actions, (iii) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any Parent Subsidiary that are material to Parent and the Parent Subsidiaries taken as a whole (“Parent Material Businesses”), (iv) to consent to the sale, divestiture, lease, license, transfer or disposition by Parent or any Parent Subsidiary of any Parent Material Businesses or to consent to any agreement by Parent to take any of the foregoing actions, or (v) or to agree to any material changes (including through a licensing arrangement) or material restrictions on, or other impairment of Parent’s ability to own or operate, any of the Company Material Businesses or Parent Material Businesses, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Surviving Company. Nothing in this Agreement shall require, or be construed to require, Parent or any of its affiliates to take any other action under this Section 6.3 if the United States Department of Justice or the United States Federal Trade Commission successfully obtains from a court of competent jurisdiction a permanent injunction enjoining consummation of the Offer, the Merger or any other Transactions.

     Section 6.4. Publicity.
          (a) So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any other Transactions without consulting with the other party hereto, except as may be required by applicable law or by any listing agreement with or the listing rules of the Tokyo or Osaka Stock Exchanges, NASDAQ, any national securities exchange or trading market; provided, however, that the party hereto seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or any other Transaction shall not be required to provide any such consultation to the other party hereto in connection with any disclosure contemplated by Section 5.3(d).
          (b) Prior to making any material or broadly disseminated written or material oral communication to the directors, officers or employees of the Company or any of the Company Subsidiaries (or to a particular class of employees of the Company) pertaining to compensation or benefits matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall reasonably cooperate in providing any such mutually agreeable communication.
     Section 6.5. Directors’ and Officers’ Insurance and Indemnification.
          (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to honor and fulfill in all respects, and the Surviving Corporation shall honor and fulfill in all respects, the indemnification obligations of the Company to the current and former directors, officers and employees of the Company determined as of the Effective Time (the “Covered Persons”) to the fullest extent permissible under applicable provisions of the MBCA (i) under the Company Charter and Company Bylaws as in effect on the date of this Agreement and (ii) under the provisions of the MBCA, arising out of or relating to actions or omissions in their capacity as directors, officers or employees of the Company occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Minnesota law and the Company Governing Documents shall be made by special legal counsel (as defined in the MBCA) selected by the Surviving Corporation in accordance with Section 302A.521 of the MBCA.
          (b) The Surviving Corporation shall advance expenses (including reasonable legal fees) incurred in the defense of any claim, action, suit, proceeding or investigation in respect of any matters subject to indemnification pursuant to Section 6.5(a) to the extent permitted by the applicable provisions of the MBCA; provided, however, that any Person to whom expenses are advanced undertakes to repay such advanced expenses if it ultimately is determined that such Person is not entitled to indemnification.

          (c) Any Covered Persons wishing to claim indemnification under Section 6.5(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Covered Persons except to the extent such failure materially prejudices the indemnifying party, to the extent permitted under the MBCA. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), except to the extent otherwise provided by applicable law, (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and, the Surviving Corporation shall not be liable to such Covered Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Covered Persons in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Covered Persons advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Covered Persons, the Covered Persons may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Covered Persons promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.5(c) to pay for only one firm of counsel for all Covered Persons in any jurisdiction unless the use of one counsel for such Covered Persons would present such counsel with a conflict of interest; provided, that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Covered Person will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Covered Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Covered Person in the manner contemplated hereby is prohibited by law.
          (d) For a period of six years after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liability or limitation of liability of Covered Persons for periods prior to and including the Effective Time than are set forth, as of the date of this Agreement, in the Company Charter and Company Bylaws, as the case may be.
          (e) The Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and pay for “tail” insurance policies prior to the Effective Time, which policies shall provide the Covered Persons with directors’ and officers’ liability insurance (“D&O Insurance”) coverage of equivalent amount and on no less favorable terms to the Covered Persons than that provided by the Company’s current D&O Insurance for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions; provided, however, that the Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor their obligations thereunder. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Parent and the Surviving Corporation shall maintain and extend the existing D&O Insurance of the Company as of the date of this Agreement for a period of not less than six years after the Effective Time in respect of claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of Parent or the Surviving Corporation, the Surviving Corporation shall obtain substantially equivalent D&O Insurance. Notwithstanding anything to the contrary contained herein, in no event shall Parent or the Surviving Corporation be required to pay aggregate annual premiums for D&O Insurance under this Section 6.5(e) in excess of 200% of the aggregate annual premiums paid by the Company in 2006 for such purpose (the “Base Premium”), and if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.5(e) for such aggregate annual premium, Parent or the Surviving Corporation shall obtain as much D&O Insurance as can be obtained for aggregate annual premiums not in excess of 200% of the Base Premium. Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor their obligations thereunder.
          (f) In the event Parent or the Surviving Corporation, or any successor or assign of Parent or Surviving Corporation, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity arising out of such consolidation or merger or (ii) transfers all or substantially all of its assets to any other Person, then and in each such case proper provision shall be made so that the continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.5.
          (g) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and, from and after the Acceptance Time, this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs).
     Section 6.6. Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to exempt pursuant to Rule 16b-3(e) promulgated under the Exchange Act, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Shares, the Company Options, the Company Tandem Options-SARs and RSUs in the Merger by applicable individuals.
     Section 6.7. Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.
     Section 6.8. Employee Benefits Matters.
          (a) For a period of at least 12 months following the Effective Time, Parent shall (i) arrange for each employee of the Company or any Company Subsidiary who becomes an employee of Eisai US (or an employee of any Parent Subsidiary or affiliate (including by remaining an employee of the Company or any Company Subsidiary)), within a reasonable period of time after the Effective Time, to be eligible for a base salary and other compensation at a rate no less favorable in the aggregate than such employee was receiving immediately prior to the Acceptance Time, and (ii) arrange for the participants in the Benefit Plans (the “Benefit Plan Participants”) who become employees of Eisai US (or employees of any Parent Subsidiary or affiliate (including by remaining employees of the Company or any Company Subsidiary)), within a reasonable period of time after the Effective Time (including all dependents), subject to the limitations and restrictions of the Benefit Plans, to be eligible for benefits comparable in the aggregate to those available to such employees (or dependents) immediately prior to the Acceptance Time and to be treated in a manner so as to avoid any discontinuation of coverage; provided, that nothing in this Section 6.8(a) shall require Parent or Eisai US to offer any particular Benefit Plan Participant any particular benefit. Each Benefit Plan Participant shall, to the extent permitted by applicable law, applicable Tax requirements and the terms of any applicable employee benefit plans, and subject to any applicable break in service or similar rule, receive credit for purposes of eligibility to participate, matching contributions, benefit accrual and vesting under Eisai US employee benefit plans for years of service with the Company prior to the Effective Time, except for benefits accrued under defined benefit pension plans, for purposes of qualified early retirement benefit, or to the extent it would otherwise result in a duplication of benefits. If applicable and permitted by the relevant Benefit Plan, Parent shall cause any and all pre-existing condition limitations (or actively-at-work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any Eisai US employee benefit plans to be waived with respect to such Benefit Plan Participants and their eligible dependents and shall provide them with credit for any co-payments, deductibles or offsets (or similar payments) made during the plan year that includes the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Eisai US employee benefit plans in which they are eligible to participate after the Effective Time. Notwithstanding the foregoing, nothing contained in this Agreement shall (1) be treated as an amendment of any particular Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 6.8 or (3) obligate Parent, Eisai US, the Surviving Corporation or any of their affiliates to (A) maintain any particular Benefit Plan or (B) retain the employment of any particular employee.
          (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall also cause the Surviving Corporation to perform the Company’s obligations under the change in control and other agreements between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise in writing.
          (c) Prior to the Acceptance Time, the Company shall amend any standard or general severance policy, plan, program or other arrangement of the Company to clarify that such policy, plan program or other arrangement shall not apply, and no severance payments or benefits pursuant to such policy, plan, program or other arrangement will be payable to any employee of the Company subject to any agreements that provide payments or benefits upon termination following a change in control of the Company.
     Section 6.9. Termination of 401(k) Plan. If Parent requests, by written notice to the Company no later than seven days prior to the Effective Time, that the Company terminate any

Benefit Plan which is intended to meet the requirements of section 401(k) of the Code (each such Benefit Plan, a “401(k) Plan”), the Company Board of Directors shall adopt resolutions terminating, effective at the Effective Time, any such 401(k) Plan. At the Closing, the Company shall provide Parent with executed resolutions of the Company Board of Directors authorizing such termination.
     Section 6.10. Rule 14d-10(d). Prior to the Effective Time, the Company (acting through the Compensation Committee) shall use reasonable best efforts to take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or any of the Company Subsidiaries with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act.
     Section 6.11. Stock Exchange De-listing and De-registration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
     Section 6.12. Other Actions by the Company.
          (a) Prior to the Acceptance Time, the Company Board of Directors shall take all necessary action to cause the Rights to cease to be exercisable, effective immediately prior to the Acceptance Time, without payment of any consideration in respect thereof.
          (b) If any anti-takeover statute is or may become applicable to the Offer, the Merger or the other Transactions, the Company and the Company Board of Directors shall grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Offer, the Merger and the other Transactions.
     Section 6.13. Cooperation Regarding Financing. Prior to the Closing, the Company shall provide to Parent and Purchaser, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers and employees of the Company and the Company Subsidiaries (and reasonable commercial efforts to cause advisors, including legal and accounting advisors) to, provide to Parent and Purchaser cooperation reasonably requested by Parent in connection with the arrangement of the financing for the Transactions and related fees and expenses (the “Financing”) pursuant to the commitment letter, dated as of December 8, 2007, between JPMorgan Chase Bank, N.A. and Parent (the “Financing Commitment”), including (i) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing and the syndication thereof, (iii) to the extent reasonably available on customary terms and conditions, providing such comfort letters and legal opinions as can be delivered under the circumstances upon the reasonable request of Parent, (iv) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such statements in the ordinary course of its business, and (v) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Financing immediately prior to the Effective Time, and contingent on the occurrence of the Effective Time, to the extent direct borrowings or debt incurrences by the Company or the Company Subsidiaries are contemplated by the Financing Commitment; provided, however, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or the Company Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified under this Agreement or to the extent any third parties who are provided information about the Company in connection with the Financing Commitment are unwilling to provide a customary confidentiality agreement for the benefit of the Company or any other Person. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation at the request of Parent and indemnify the Company for any loss incurred by the Company or any of the Company Subsidiaries arising therefrom (other than arising from information provided in writing by the Company or the Company Subsidiaries expressly for use in connection with the Financing). Notwithstanding the foregoing, the Company shall not be required to provide any information or take any actions under this Section 6.13 if the Company in good faith determines that providing such information or taking such actions is reasonably likely to adversely affect the Company’s or any other Person’s attorney client privilege.
ARTICLE VII
CONDITIONS
     Section 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the Merger shall be subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of each of the following conditions:
          (a) This Agreement shall have been approved and adopted by the holders of a majority of the then outstanding Shares, if required by applicable law;
          (b) No statute, law, ordinance, rule or regulation shall have been enacted or promulgated by any Governmental Entity which restrains, enjoins or prohibits the consummation of the Merger or the other Transactions, and there shall be no judgment, order, writ, decree, award or injunction (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect restraining, enjoining or otherwise preventing the consummation of the Merger or the other Transactions (collectively, an “Order”);
          (c) Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement); and
          (d) Any waiting period (and any extension thereof) under the HSR Act or under any similar foreign antitrust or competition law applicable to the Merger in any Significant Jurisdiction (and, in the case of statutes or regulations in Significant Jurisdictions, the failure of which to obtain would materially and adversely affect Parent and its Subsidiaries, taken as a whole, or reasonably would be expected to result in criminal liability) shall have expired or terminated, or, where applicable, approval under such laws shall have been obtained.
     Section 7.2. Failure of Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 7.1 to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith and in a manner consistent with the terms of this Agreement.
ARTICLE VIII
TERMINATION
     Section 8.1. Termination.
          (a) This Agreement may be terminated and the Transactions may be abandoned at any time before the Acceptance Time:
          (i) by either Parent (by action authorized by the Board of Directors of Parent) or the Company (by action authorized by the Company Board of Directors):
               (1) if (x) there has been a breach by the other party of any representation or warranty or knowing failure to perform by the other party of any covenant or agreement made by such party in this Agreement, which breach or knowing failure to perform (A) in the case of the Company, shall result in any condition or requirement set forth in paragraphs 2(iii)(b), (c) or (d) of Annex I not being satisfied, and (B) in the case of Parent or Purchaser, shall have prevented or materially impaired Parent’s or Purchaser’s ability to consummate the Offer or the Merger or is reasonably likely to prevent or materially impair Parent’s or Purchaser’s ability to consummate the Offer or the Merger, and (y) such breach or knowing failure to perform is not curable, or if curable has not been cured within the earlier of (I) the Initial Outside Date or Extended Outside Date (if applicable) and (II) 30 days following receipt of notice of any such breach or failure to perform by the breaching party; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(i)(1) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have substantially contributed to the occurrence of the event which gave rise to the termination right under this Section 8.1(a)(i)(1); or
               (2) (x) at any time after the Initial Outside Date or the Extended Outside Date (as applicable), if Purchaser shall not have accepted for payment and paid for all Shares validly tendered (and not withdrawn) pursuant to the Offer in accordance with the terms thereof on or before the Initial Outside Date or the Extended Outside Date (as applicable); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(i)(2)(x) shall not be available to any party hereto whose breach of any representation or warranty or knowing failure to perform any covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares validly tendered (and not withdrawn) pursuant to the Offer prior to the Initial Outside Date or the Extended Outside Date (as applicable), or (y) if the Offer shall have been withdrawn or terminated, in any such case in compliance with the terms and conditions of this Agreement, or shall have expired in accordance with its terms and the terms of this Agreement without Purchaser having purchased any Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(i)(2)(y) shall not be available to any party hereto whose breach of any representation or warranty or knowing failure to perform any covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Offer having been withdrawn or terminated or having expired;
          (ii) by Parent, if (1) the Company Board of Directors or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 5.4) (including in the event that the Company’s “stop-look-and-listen communication” or other disclosure shall be deemed to be a Company Change in Recommendation pursuant to the terms of Section 5.3(d)), (2) the Company Board of Directors or any committee thereof shall have recommended any Acquisition Proposal (whether or not a Superior Proposal), (3) the Company shall have entered into any agreement with a Person (other than a confidentiality agreement as contemplated by Section 5.3(b) and other than an agreement with any of the Company’s Representatives in their capacity as such) with respect to any Acquisition Proposal, (4)  the Company shall have failed to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents, (5) the Company shall have materially breached its obligations under Section 5.3 or Section 5.4, or (6) (A) there shall have occurred any Effect which, individually or in the aggregate, has had and continues to have a Company Material Adverse Effect, (B) Parent shall have delivered to the Company a written notice of such Company Material Adverse Effect, and (C) either (x) such Company Material Adverse Effect is not reasonably likely to be cured prior to the Initial Outside Date or Extended Outside Date (as applicable) or (y) the Company is not using its reasonable best efforts to cure such Company Material Adverse Effect prior to the Initial Outside Date or the Extended Outside Date (as applicable); or
          (iii) by the Company, if the Company Board of Directors authorizes the Company, subject to compliance with the terms of this Agreement, to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that (1) the Company has not materially breached or materially violated any terms of Section 5.3 or Section 5.4, (2) Parent shall have received a Notice of Recommendation Change from the Company at least three business days prior to the Company Board of Directors or any committees thereof effecting a Company Change in Recommendation and/or terminating this Agreement, (3) prior to the expiration of such three business day period, Parent has not made a binding written offer that the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside counsel, is at least as favorable to the Company’s shareholders as such Superior Proposal, (4) immediately following the termination of this Agreement, the Company enters into a definitive agreement to effect such Superior Proposal, and (5) on or before the close of business on the business day immediately following the day on which the Company enters into a definitive agreement to effect such Superior Proposal, the Company pays Parent the Termination Fee.
          (b) This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after shareholder approval thereof:
          (i) by either Parent or the Company, if any final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger or the other Transactions exists; or
          (ii) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Board of Directors of Parent; provided, however, that any such authorization of termination by the Company Board of Directors shall have occurred prior to the Acceptance Time.
     Section 8.2. Effect of Termination.
          (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company (or any of their respective Representatives or affiliates), except (i) in respect of the provisions of Section 6.4, this Section 8.2 and Article IX, which provisions shall survive and remain in full force and effect, and (ii) no such termination shall relieve any party hereto from liability for intentional fraud or any knowing and intentional material breach of any of its representations, warranties, covenants and agreements set forth in this Agreement.
 (b) (i) If Parent terminates this Agreement pursuant to Section 8.1(a)(ii) (other than pursuant to Section 8.1(a)(ii)(5) or Section 8.1(a)(ii)(6)), then the Company shall pay to Parent promptly, but in no event later than two business days after the date of such termination, a termination fee of $129,000,000 in cash (the “Termination Fee”).
       (ii) If the Company terminates this Agreement pursuant to Section 8.1(a)(iii), then the Company shall pay to Parent the Termination Fee at or before the close of business on the business day immediately following the day on which the Company enters into a definitive agreement to effect the Superior Proposal.

          (iii) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(a)(i)(2) as a result of the failure to satisfy the Minimum Condition, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made with respect to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and the Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement, and (C) (1) concurrently with, or within 12 months following, such termination, the Company enters into an agreement the consummation of which would result in a Third Party Acquisition Event and such Third Party Acquisition Event occurs within 24 months following such termination, or (2) within 12 months following such termination, a Third Party shall consummate a transaction or transactions in which it directly or indirectly acquires a majority of the outstanding Shares, then contingent upon the consummation of the Third Party Acquisition Event, within two business days of the consummation of the Third Party Acquisition Event the Company shall pay to Parent the Termination Fee. For purposes of this Section 8.2(b)(iii), each reference to 20% in the definition of “Acquisition Proposal” shall be deemed to be a reference to 50%.
          (iv) If (A) Parent shall have terminated this Agreement pursuant to Section 8.1(a)(ii)(5) and the Company’s breach was knowing and intentional, and (B) (1) concurrently with, or within 12 months following, such termination, the Company enters into an agreement the consummation of which would result in a Third Party Acquisition Event and such Third Party Acquisition Event occurs within 24 months following such termination, or (2) within 12 months following such termination, a Third Party shall consummate a transaction or transactions in which it directly or indirectly acquires a majority of the outstanding Shares, then contingent upon the consummation of the Third Party Acquisition Event, within two business days of the consummation of the Third Party Acquisition Event the Company shall pay to Parent the Termination Fee. For purposes of this Section 8.2(b)(iv), each reference to 20% in the definition of “Acquisition Proposal” shall be deemed to be a reference to 50%.
          (c) To the extent payable pursuant to Section 8.2(b), the Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Notwithstanding any other provision of this Agreement, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any Taxes on any payment under this Section 8.2.
          (d) The Company acknowledges and agrees that the agreements contained in Section 8.2(b) are an integral part of the Transactions, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Parent or Purchaser commences a suit that results in a judgment against the Company for the fee set forth in Section 8.2(b) or any portion of such fee, the Company shall pay to Parent and Purchaser its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. Each of Parent and Purchaser acknowledges and agrees that in the event the Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Agreement, the Termination Fee shall constitute each of the Parent’s and Purchaser’s sole and exclusive monetary remedy, as damages or otherwise, under this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.1. Amendment and Modification; Waiver.
          (a) This Agreement may be amended or modified by the parties hereto at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement by the shareholders of the Company, if required by applicable law, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended or modified except by an instrument in writing executed and delivered on behalf of each of the parties hereto; and provided, further, that from and after the Acceptance Time, Section 6.5(g) may not be amended in respect of its application to a Covered Person without the consent of that Covered Person.
          (b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth in this Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
     Section 9.2. No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of any of the parties hereto that by its terms contemplates performance after the Effective Time.
     Section 9.3. Expenses. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees, costs and expenses.
     Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express or UPS (notice deemed given upon receipt of proof of delivery), to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

Eisai Co., Ltd. 4-6-10 Koishikawa, Bunkyo-ku Tokyo 112-8088 Japan Telephone: +81-3-3817-5089 Fax: +81-3-3811-5535 Attention: Kenta Takahashi

and

Eisai Corporation of North America 100 Tice Boulevard Woodcliff Lake, NJ 07677 Telephone: 201-746-2305 Fax: 732-791-1394 Attention: Douglas Snyder

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Telephone: 212-558-4000 Fax: 212-558-3588 Attention: George J. Sampas

and

(b)	if to the Company, to:

MGI PHARMA, INC. 5775 West Old Shakopee Road Suite 100 Bloomington, Minnesota 55437 Telephone: 952-346-4700 Fax: 952-346-4813 Attention: Leon O. Moulder, Jr.

with copies (which shall not constitute notice) to:

Hogan & Hartson LLP 111 South Calvert Street Baltimore, MD 21202 Telephone: 410-659-2700 Fax: 410-539-6981 Attention: Asher M. Rubin Glenn C. Campbell
     Section 9.5. Certain Definitions. For the purposes of this Agreement, the term:
          “6 Month USD LIBOR Rate” means the rate for deposits in U.S. dollars for a period of six months which appears on the Moneyline Telerate page 3750 as of 11:00 a.m., London time, on the date that is six months after the Top-Up Closing. If such rate does not appear on the Moneyline Telerate page 3750 on such date, the 6 Month USD LIBOR Rate for such day will equal the 6 Month USD LIBOR Rate for the immediately preceding day.
          “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest, whether or not in writing, as the case may be, by any Person in respect of an Acquisition Transaction.
          “Acquisition Transaction” means any transaction or series of transactions involving (i) any merger, joint venture, partnership, consolidation, statutory share exchange, reorganization, recapitalization, liquidation, dissolution, other direct or indirect business combination or similar transactions involving the Company or any of the Company Subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction would hold, directly or indirectly, 50% or less of the equity or voting securities of the surviving or resulting entity following such transaction, (ii) the issuance by the Company, directly or indirectly, or the acquisition in any manner by any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of shares of any class of capital stock or other equity securities of the Company or any of the Company Subsidiaries representing 20% or more (by ownership or voting power) of the outstanding shares of any class of capital stock or other equity interest of the Company or any of the Company Subsidiaries, (iii) any tender or exchange offer that if consummated would result in any Person or “group” (as defined in under Section 13(d) of the Exchange Act) beneficially owning shares of any class of capital stock or other equity securities of the Company or any of the Company Subsidiaries representing 20% or more (by ownership or voting power) of the outstanding shares of any class of capital stock or other equity interest of the Company or any of the Company Subsidiaries, (iv) the acquisition or purchase of assets that constitute 20% or more of the assets of the Company and the Company Subsidiaries taken as a whole, other than as a result of the sale of inventory in the ordinary course of business consistent with past practice, or (v) any combination of the foregoing; provided, however, that the term “Acquisition Transaction” shall not include (i) the Offer, the Merger or any other Transaction, (ii) any merger, consolidation, business combination, reorganization, recapitalization or other transaction solely between or among the Company and one or more Company Subsidiaries or solely between or among Company Subsidiaries, (iii) any transaction between or among the Company and Parent or any affiliates of Parent or (iv) any transaction or series of transactions in which a joint venture or other entity is formed and the Company or any Company Subsidiary is a party to the joint venture or has an equity interest in the joint venture or other entity, so long as the assets contributed to the joint venture or other entity do not constitute 20% or more of the assets of the Company and the Company Subsidiaries taken as a whole.
          “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and regulations and FDA guidelines promulgated thereunder.
          “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et. seq, as may be amended or succeeded from time to time, and the regulations promulgated thereunder.
          “business days” has the meaning given to it in Rule 14d-1(g)(3) promulgated under the Exchange Act.
          “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary and any of the officers, directors or employees of the Company or any Company Subsidiary and any amendments thereto entered into during the 12 months immediately prior to the date hereof, (ii) any Company Stock Rights or Restricted Stock awarded to, or any acceleration of vesting of any Common Stock Rights or Restricted Stock held by, an officer, director or employees of the Company or any Company Subsidiary during the 12 months immediately prior to the date hereof, and (iii) any other “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14(d)-10(d)(1) promulgated under the Exchange Act.
          “Company Indebtedness Agreements” means each of (i) the Indenture dated as of March 2, 2004, between the Company and Wells Fargo Bank, N.A., (ii) the Supplemental Indenture dated as of October 3, 2005 between Guilford Pharmaceuticals Inc., the Company and Wachovia Bank, National Association, (iii) the Indenture dated as of June 17, 2003 between Guilford Pharmaceuticals Inc. and Wachovia Bank, National Association and (iv) any ancillary documents thereto.
          “Company Intellectual Property” means Intellectual Property that is owned or exclusively licensed by the Company or a Company Subsidiary and used in the Company’s (or such Company Subsidiary’s business), as currently conducted.
          “Company Material Adverse Effect” means any change, effect, event, occurrence, development, circumstance or condition (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, (x) has had or is reasonably likely to have a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and the Company Subsidiaries taken as a whole or (y) has an effect that reasonably would be expected to prevent or materially impair the ability of the Company to consummate the Offer or the Merger; provided, however, that none of the following Effects shall be deemed to be or constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred:

(i) conditions (or changes therein) in any industry or industries (or therapeutic area or areas) in which the Company operates to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries taken as a whole relative to other companies of comparable size to the Company operating in such industry or industries (or therapeutic area or areas), as the case may be, (ii) general market or economic conditions (or changes therein) or conditions (or changes therein) in the capital or financial markets (including changes in interest rates or exchange rates) in the United States or in Japan, (iii) any change in law not specifically directed at, and to the extent not having a materially disproportionate adverse effect on, the Company and the Company Subsidiaries taken as a whole or changes in GAAP, or any changes in the interpretation of any of the foregoing, (iv) any change in general legal, tax, regulatory, political or business conditions in the United States or in any country in which the Company or any of the Company Subsidiaries conducts business, (v) any acts of sabotage, terrorism or war or the commencement of armed hostilities, or the escalation of any of the foregoing, in each case to the extent not having a materially disproportionate adverse effect on the Company and the Company Subsidiaries taken as a whole, (vi) weather or natural disasters, in each case to the extent not having a materially disproportionate adverse effect on the Company and the Company Subsidiaries taken as a whole (vii) the announcement of the execution of this Agreement, (viii) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (ix) any actions taken, or failure to take action, to which Parent or Purchaser has expressly consented or requested in writing, (x) changes in the Company’s stock price or the trading volume of the Company’s stock on NASDAQ (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (xi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance measures for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (xii) determinations or actions by the FDA or any other Governmental Entity in the United States or any jurisdiction outside the United States, or any advisory or other panel or body empowered or appointed by or under the authority of the foregoing, in respect of any product or product candidates of any Person other than the Company or any Company Subsidiary, (xiii) the results of any pre-clinical or clinical trial being conducted by or on behalf of any Person other than the Company or any Company Subsidiary, or the publication or release of any pre-clinical or clinical data or results by any Person other than the Company or any Company Subsidiary, or any adverse events or serious adverse events involving products or product candidates of a Person other than the Company or any Company Subsidiary, or (xiv) the submission by a Person other than the Company or any Company Subsidiary of a New Drug Application, supplemental New Drug Application or abbreviated New Drug Application.
          “Company Notes” means any convertible notes issued pursuant to the Company Indebtedness Agreements.
          “Company Products” means products distributed and services performed by Company and products under development by the Company that are the subject of INDs or unapproved NDAs.

          “Company Property” means any real property, plant, building or facility and improvements, whether now, previously or heretofore, owned, leased or operated by the Company or its predecessors.
          “Company Stock Plans” means collectively each stock option or other equity incentive plan maintained or assumed by the Company.
          “Confidentiality Agreement” means the confidentiality letter agreement dated September 27, 2007, between Parent and the Company.
          “Copyrights” means (i) all copyrights (including copyrights in any package inserts, marketing or promotional materials, labeling information or other text provided to consumers), whether registered or unregistered throughout the world; (ii) any registrations and applications therefor; (iii) all rights and priorities afforded under any international treaty, convention, or the like; (iv) all extensions and renewals of any thereof; (v) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees), and proceeds of suit; and (vi) any rights similar to the foregoing in any country, including moral rights.
          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including (i) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.
          “Environmental Law” means any federal, state, local and foreign statute, law (including common law), code, rule, regulation, ordinance or similar provision having the force or effect of law, as well as any judicial and administrative order, directive, permit or determination, relating to human health and safety or pollution or protection or restoration of the environment (including natural resources), noise or radiation, including any relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, removal, remediation or cleanup of any Hazardous Material.
          “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

          “Guilford Convertible Notes” means any notes issued pursuant to the Indenture dated as of June 17, 2003, between Guilford Pharmaceuticals Inc. and Wachovia Bank, National Association.
          “Hazardous Materials” means any and all materials (including substances, chemicals, compounds, mixtures, products or byproducts, wastes, pollutants, biologic agents or vectors, living or genetically modified materials, culture, serum and contaminants), whether alone or in combination and whether solid, liquid or gaseous (i) that are listed, licensed, prohibited, controlled or regulated pursuant to any Environmental Laws; (ii) that are identified or classified as “hazardous,” “toxic,” “dangerous,” “pollutant,” “contaminant,” “explosive,” “corrosive,” “flammable,” “radioactive,” “reactive” or “special waste”; (iii) that are capable of causing harm or injury to human health, natural resources or the environment; (iv) the presence, existence or threat of which may form the basis for or give rise to liability under any Environmental Laws, including any obligation to take remedial action; or (v) that are oils, petroleum, petroleum products, wastes or byproducts, asbestos or asbestos containing materials, lead-based paint, polychlorinated biphenyls, pesticides, urea formaldehyde, explosives, bacteria or fungi.
          “IND” means Investigational New Drug exemption requesting permission to conduct clinical trials with respect to a drug product in accordance with the Act, together with all supplements or amendments filed with respect thereto pursuant to the requirements of the Act, including all documents, data and other information concerning the product which are reasonably necessary to perform such clinical trials.
          “Intellectual Property” means intellectual property rights, including Trademarks, Internet Property, Copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, Know-How, confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications.
          “Internet Property” means (i) all websites and rights thereto, (ii) all news, information, illustrations, graphs, charts, artwork, photos, data, audio, video, text or other content or combinations thereof, in any form or media, used in websites related to the Company Products, and (iii) all URLs, internet protocol addresses and corresponding domain names, including all registrations and applications relating thereto.
          “Know-How” means any proprietary or nonproprietary information related to the manufacture, preparation, development (including research, pre-clinical and clinical), or commercialization of a product, including data, product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical information, technical information, research information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials, including any trade secret or other rights therein.
          “knowledge” means, in the case of Parent or Purchaser, the actual knowledge of any executive officer or director of Parent or Purchaser, as the case may be, and, in the case of the Company, the actual knowledge of any officer or director of the Company, including the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, the Executive Vice President and Chief Scientific Officer, the Executive Vice President and Chief Financial Officer, the Senior Vice President and Controller, the Vice President, Finance and Administration, the Vice President, Legal, and, only for the purposes of Section 3.14 of the Agreement, the Senior Director, Intellectual Property .
          “Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “MGI Convertible Notes” means any notes issued pursuant to the Indenture dated as of March 2, 2004, between the Company and Wells Fargo Bank, National Association.
          “NDA” means a New Drug Application for any product requesting permission to place the product on the market in accordance with the Act, together with all supplements or amendments filed with respect thereto pursuant to the requirements of the Act, including all documents, data and other information concerning the product which are reasonably necessary for the FDA approval to market the product in the United States.
          “Orange Book” means the FDA publication titled “Approved Drug Products with Therapeutic Equivalence Evaluations” and commonly known at the Effective Time as the “Orange Book.”
          “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (i), (ii) and (iii); (v) any and all licenses, royalties, income, payments, causes of action, claims, demands or other rights occasioned from or because of any and all past, present and future infringement of any of the foregoing, including all rights to recover damages (including attorneys’ fees), proceeds of suit, profits and injunctive or other relief for such infringement; and (vi) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.
          “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or other disposing of any Hazardous Material into the environment.
          “Restricted Stock” means each Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans.
          “RSU” means a restricted stock unit granted pursuant to the Company Stock Plans.
          “Significant Jurisdiction” means the United States, Canada and Japan.
          “Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, and (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership), it being understood and agreed that AkaRx, Inc. is not a Company Subsidiary.
          “Superior Proposal” means a bona fide written Acquisition Proposal received by the Company after the date hereof and not in breach of this Agreement that the Company Board of Directors determines in its good faith judgment (taking into account the information that the Board of Directors determines is relevant to its decision, including the likelihood that the Acquisition Proposal will be consummated) to be more favorable to the holders of Shares (in their capacity as such) than the Transactions, including the Offer and the Merger.
          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.
          “Third Party Acquisition Event” means the consummation of, an Acquisition Transaction or series of related Acquisition Transactions; provided, that the consummation of such Acquisition Transaction or Acquisition Transactions results in the acquisition by any Third Party of (i) a majority of the outstanding Shares or (ii) a majority of the assets (including the capital stock or assets of any Company Subsidiary) of the Company and the Company Subsidiaries taken as a whole.

          “Trademark” means: (i) all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, industrial designs and other identifiers of source and all other general intangibles of a like nature, whether registered or unregistered; (ii) all registrations and applications for any of the foregoing; (iii) all extensions or renewals of any of the foregoing; (iv) all of the goodwill connected with the use of and symbolized by the foregoing; (v) all rights and priorities afforded under the United States “common law,” under the “common law” of any other country or jurisdiction, or under any international treaty, convention, or the like; (vi) the right to sue for past, present and future infringement, misappropriation or dilution of any of the foregoing or for any injury to goodwill; (vii) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees) and proceeds of suit; and (viii) any rights similar to the foregoing in any country.
          “Trade Secrets” means trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, including databases and collections and all rights therein.
          “Warrant” means a warrant to purchase Shares.
          “Warrant Consideration” means the per Share exercise price of a Warrant.
     Section 9.6. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 6.9
“Acceptance Time”	Section 1.3(a)
“Agreement”	Preamble
“Appraisal Rights”	Section 2.3(a)
“Articles of Merger”	Section 1.6
“Base Premium”	Section 6.5(e)
“beneficial ownership”	Section 1.3(a)
“Benefit Plan Participants”	Section 6.8(a)
“Benefit Plans”	Section 3.10(a)
“Certificates”	Section 2.2(b)
“Closing”	Section 1.7
“Closing Date”	Section 1.7
“Code”	Section 2.2(e)
“Common Stock”	Recitals
“Company”	Preamble
“Company Agreements”	Section 3.5(a)(iii)
“Company Board of Directors”	Recitals
“Company Bylaws”	Section 1.3(b)
“Company Change in Recommendation”	Section 5.4(b)
“Company Charter”	Section 1.3(b)
“Company Disclosure Schedule”	Article III

“Company Financial Advisor”	Section 3.18
“Company Governing Documents”	Section 1.3(b)
“Company Material Businesses”	Section 6.3(f)
“Company Material Contract”	Section 3.12(a)
“Company Option”	Section 2.4(a)
“Company Permits”	Section 3.15(a)
“Company Recommendation”	Section 5.4(a)
“Company SEC Documents”	Section 3.6(a)
“Company Stock Rights”	Section 3.2(c)
“Company Subsidiaries”	Section 3.1(b)
“Company Tandem Option-SAR”	Section 2.4(b)
“Compensation Committee”	Section 3.10(k)
“Continuing Directors”	Section 1.3(b)
“Covered Persons”	Section 6.5(a)
“CSA”	Section 3.23(a)
“D&O Insurance”	Section 6.5(e)
“Dissenting Shares”	Section 2.3(a)
“Effect”	Section 9.5
“Effective Time”	Section 1.6
“Eisai US”	Section 4.2
“Employment Compensation Arrangement”	Section 3.10(k)
“Equity Interests”	Section 3.2(e)(iii)
“Exchange Act”	Section 1.1(a)
“Expiration Date”	Section 1.1(d)
“Extended Outside Date”	Section 1.1(e)(i)
“FDA”	Section 3.23(b)
“FDCA”	Section 3.23(a)
“Financial Statements”	Section 3.6(a)
“Financing”	Section 6.13
“Financing Commitment”	Section 6.13
“Foreign Plans”	Section 3.10(a)
“GAAP”	Section 3.6(a)
“Governmental Approval Condition”	Annex I
“Governmental Entity”	Section 3.5(a)(ii)
“HSR Act”	Section 3.5(a)(ii)
“HSR Condition”	Annex I
“Initial Expiration Date”	Section 1.1(d)
“Initial Outside Date”	Section 1.1(e)(i)
“law”	Section 3.15(b)
“Leased Real Property”	Section 3.13(b)
“Legal Proceeding”	Section 3.9
“Licenses In”	Section 3.14(a)
“Licenses Out”	Section 3.14(a)
“MBCA”	Recitals
“Merger”	Recitals
“Merger Agreement”	Annex I

“Merger Consideration”	Section 2.1(c)
“Minimum Condition”	Annex I
“NASDAQ”	Section 1.3(a)
“Note”	Section 1.4(c)
“Notice of Recommendation Change”	Section 5.4(c)(i)
“Offer”	Recitals
“Offer Conditions”	Section 1.1(b)
“Offer Documents”	Section 1.1(i)
“Offer Price”	Recitals
“Offer to Purchase”	Section 1.1(c)
“Order”	Section 7.1(b)
“Parent”	Preamble
“Parent Material Businesses”	Section 6.3(f)
“Paying Agent”	Section 2.2(a)
“Payment Fund”	Section 2.2(a)
“Permitted Liens”	Section 3.13(a)
“PHSA”	Section 3.23(a)
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.10(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1
“Regulation M-A”	Section 1.1(i)
“Representatives”	Section 5.3(a)
“Required Approvals”	Annex I
“Rights”	Recitals
“Rights Agreement”	Recitals
“Sarbanes-Oxley Act”	Section 3.6(a)
“Schedule 14D-9”	Section 1.2(a)
“Schedule TO”	Section 1.1(i)
“SEC”	Section 1.1(e)(iii)
“Securities Act”	Section 3.6(a)
“Shares”	Recitals
“Short Form Merger”	Section 1.4(a)
“Short Form Threshold”	Section 1.11
“Special Meeting”	Section 1.10(b)(i)
“Surviving Corporation”	Section 1.5(a)
“Termination Fee”	Section 8.2(b)(i)
“Third Party”	Section 5.3(a)
“Top-Up Closing”	Section 1.4(c)
“Top-Up Option”	Section 1.4(a)
“Top-Up Option Shares”	Section 1.4(a)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(e)(iv)
     Section 9.7. Interpretation. When a reference is made in this Agreement to Sections, Articles or Exhibits, such reference shall be to a Section or an Article of, or an Exhibit to, this

Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Unless otherwise indicated, all references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable law, regulation, holding or rule of construction providing that ambiguities in an agreement, document or provision will be construed against the party drafting such agreement, document or provision.
     Section 9.8. Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.
     Section 9.9. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto or any of them with respect to the subject matter hereof, and (b) except as provided in Section 6.5, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.
     Section 9.11. Governing Law; Jurisdiction.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent that the MBCA is mandatorily applicable) without giving effect to conflicts of laws principles that would result in the application of the law of any other state.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the appropriate Federal court of the United States of America located in the Southern District of New York, or, if such Federal court does not have proper jurisdiction, the state courts of the State of New York located in the borough of Manhattan, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Federal court or, if such Federal court does not have proper jurisdiction, in such New York courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Federal court or New York court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Federal court or New York court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided in this Agreement.
     Section 9.12. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER OR THE MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
     Section 9.13. Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that (a) Purchaser may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii)  Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) one or more direct or indirect wholly-owned Subsidiaries of Parent and (b) from and after the Acceptance Time, Parent and Purchaser may collaterally assign its rights hereunder as security in connection with any financing. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
     Section 9.14. Enforcement; Specific Performance; Remedies. Subject to Section 8.2(b), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
     Section 9.15. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by Purchaser of, and the compliance by Purchaser with, all of the covenants, agreements, obligations and undertakings of Purchaser under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such performance and discharge by Purchaser hereunder.
[Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EISAI CO., LTD.

By Name:	/s/ Makoto Shiina Makoto Shiina
Title:	Executive Vice President,
Corporate Strategy

JAGUAR ACQUISITION CORP.

By Name:	/s/ Hajime Shimizu Hajime Shimizu
Title:	Chief Executive Officer

MGI PHARMA, INC.

By Name:	/s/ Leon O. Moulder, Jr. Leon O. Moulder, Jr.
Title:	President and Chief Executive Officer
Signature Page to Agreement and Plan of Merger

ANNEX I
Conditions of the Offer
          (1) Notwithstanding any other terms or provisions of the Offer, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless as of any scheduled Expiration Date, the number of Shares validly tendered pursuant to the Offer (and not withdrawn prior to any then scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:
          (i) all Shares then outstanding, plus
          (ii) all Shares issuable upon the exercise, conversion or exchange of any Company Options, Company Tandem Option-SARs, RSUs, Warrants, or other rights to acquire Shares then outstanding that are vested and exercisable, convertible and exchangeable as of any then scheduled Expiration Date or that would be vested and exercisable, convertible or exchangeable (including after giving effect to the acceleration of any vesting or exercisability, convertibility or exchangeability that may occur as a result of the Offer) at any time following the then scheduled Expiration Date assuming that the holder of such Company Options, Company Tandem Option-SARs, RSUs, Warrants or other rights satisfies the vesting or exercisability, convertibility or exchangeability conditions applicable thereto during such time period (collectively, the “Minimum Condition”).
          (2) Furthermore, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:
          (i) any waiting period under the HSR Act applicable to the Transactions has not expired or terminated prior to the termination or expiration of the Offer at or prior to any then scheduled Expiration Date (the “HSR Condition”);
          (ii) any other Required Approvals shall not have been obtained or any waiting period (or extension thereof) shall not have lapsed, expired or terminated, either unconditionally or on terms satisfactory to Parent, in each case, at or prior to any then scheduled Expiration Date (collectively, the “Governmental Approval Condition”); or
          (iii) upon the expiration of the Offer and before acceptance of any such Shares for payment, any of the following events or conditions has occurred or exists and is continuing at the scheduled Expiration Date, regardless of the circumstances giving rise to such events or conditions:

               (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any of the other Transactions, or any injunction shall have been issued and be in effect, by any United States federal or state court that prohibits, restrains or enjoins the consummation of the Offer or the Merger or that otherwise has the effect of making the acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger illegal;
               (b) any of the representations and warranties of the Company contained in the Merger Agreement that (i) are not made as of a specific date are not true and correct as of the date of the Merger Agreement and as of the Acceptance Time, as though made on and as of the Acceptance Time, and (ii) are made as of a specific date are not true and correct as of such date, in each case, except where (A) the failure of such representations and warranties (other than the representations or warranties in Sections 3.2 (Capitalization), 3.3 (Authorization; Validity or Agreement; Company Action); 3.4 (Board Approvals) and 3.22 (Actions Under Rights Plan; Takeover Statutes)) to be true and correct (disregarding, for this purpose, any limitation as to “materiality”, “Company Material Adverse Effect” set forth in such representations or warranties) to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (B) the failure of the representations or warranties in Sections 3.2 (Capitalization), 3.3 (Authorization; Validity or Agreement; Company Action); 3.4 (Board Approvals) and 3.22 (Actions Under Rights Plan; Takeover Statutes) to be true and correct is not, individually or in the aggregate, a failure to be true and correct in any material respect ;
               (c) the Company shall have breached or failed to perform or to comply with, in any material respect, any obligation, agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer (or, in the case of Section 6.1, shall have knowingly and intentionally breached or failed in any material respect to perform or comply with such Section 6.1) and such breach or failure, if curable, shall not have been cured prior to the expiration of the Offer;
               (d) the Company shall have failed to deliver to Parent a certificate, dated as of the Expiration Date, signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company of the conditions specified in clause (2)(iii)(b) of this Annex I and clause (2)(iii)(c) of this Annex I;
               (e) the Merger Agreement shall have been terminated in accordance with its terms;
               (f) there shall have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York, or (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions; or
               (g) there shall have occurred any Company Material Adverse Effect.
          As used in this Annex I and the Merger Agreement, the term “Required Approvals” shall mean any approval, consent or expiration or termination of a waiting period required by applicable law in a Significant Jurisdiction, the failure of which to obtain (x) would reasonably be expected to result in material limitation on the ownership or operation by Parent or its affiliates of the properties, assets or business of Parent, its affiliates or the Surviving Corporation or (y) would subject Parent or its affiliates to the payment of a material fine or penalty. The other capitalized terms used and not defined in this Annex I shall have the meanings set forth in the agreement to which this Annex I is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex I is attached.

EXHIBIT A
ARTICLES OF INCORPORATION
OF
MGI PHARMA, INC.
ARTICLE I
          The name of this Corporation is MGI PHARMA, INC.
ARTICLE II
          The registered office of this Corporation is located at 590 Park Street, Suite 6, St. Paul, Minnesota 55103, and the registered agent at such address is National Registered Agents, Inc.
ARTICLE III
          This Corporation is authorized to issue an aggregate total of 1,000 shares, all of which shall be designated Common Stock, having a par value of $0.01 per share.
ARTICLE IV
          No shareholder of this Corporation shall have any cumulative voting rights.
ARTICLE V
          No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.
ARTICLE VI
          Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.
ARTICLE VII
          No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VII shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 302A.559 or 80A.76 of the Minnesota Statutes (or similar provisions of future law), (4) for any transaction from which the director derived an improper personal benefit, or (5) for any act or omission occurring prior to the effective date of this Article VII. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

2

EXHIBIT B
BYLAWS
OF
MGI PHARMA, INC.
SHAREHOLDERS
          Section 1.01 Place of Meetings. Each meeting of the shareholders shall be held at the principal executive office of the Corporation or at such other place as may be designated by the Board of Directors. Any meeting called by or at the demand of a shareholder or shareholders shall be held in the county where the principal executive office of the Corporation is located. The Board of Directors may determine that a meeting of the shareholders shall not be held at a physical place, but instead solely by means of remote communication. Participation by remote communication constitutes presence at the meeting.
          Section 1.02 Regular Meetings. Regular meetings of the shareholders may be held on an annual or other less frequent basis as determined by the Board of Directors; provided, however, that if a regular meeting has not been held during the immediately preceding 15 months, a shareholder or shareholders holding three percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written demand given to the Chief Executive Officer or Chief Financial Officer of the Corporation. At each regular meeting the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and may transact any other business.
          Section 1.03 Special Meetings. A special meeting of the shareholders may be called for any purpose or purposes at any time by the Chief Executive Officer, by the Chief Financial Officer, by the Board of Directors or any two or more members thereof, or by one or more shareholders holding not less than ten percent of the voting power of all shares of the Corporation entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by shareholders holding not less than twenty-five percent of all shares of the Corporation entitled to vote), who shall demand such special meeting by written notice given to the Chief Executive Officer or the Chief Financial Officer of the Corporation specifying the purposes of such meeting.
          Section 1.04 Meetings Held Upon Shareholder Demand. Within 30 days after receipt of a demand by the Chief Executive Officer or the Chief Financial Officer from any shareholder or shareholders entitled to call a meeting of the shareholders, it shall be the duty of the Board of Directors of the Corporation to cause a special or regular meeting of shareholders, as the case may be, to be duly called and held on notice no later than 90 days after receipt of such demand. If the Board of Directors fails to cause such a meeting to be called and held as required by this Section 1.04, the shareholder or shareholders making the demand may call the meeting by giving notice as provided in Section 1.06 hereof at the expense of the Corporation.

          Section 1.05 Adjournments. Any meeting of the shareholders may be adjourned from time to time to another date, time and place. If any meeting of the shareholders is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment and the adjourned meeting is held not more than 120 days after the date fixed for the original meeting.
          Section 1.06 Notice of Meetings. Unless otherwise required by law, written notice of each meeting of the shareholders, stating the date, time, and place and, in the case of a special meeting, the purpose or purposes, shall be given at least 10 days and not more than 60 days before the meeting to every holder of shares entitled to vote at such meeting except as specified in Section 1.05 or as otherwise permitted by law. Notice may be given to a shareholder by means of electronic communication if the requirements of Minnesota Statutes Section 302A.436, Subdivision 5, as amended from time to time, are met. The business transacted at a special meeting of shareholders is limited to the purposes stated in the notice of the meeting.
          Section 1.07 Waiver of Notice. A shareholder may waive notice of the date, time, place, or purpose of a meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, by authenticated electronic communication, or by attendance. Attendance by a shareholder at a meeting, including attendance by means of remote communication, is a waiver of notice of that meeting, unless the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.
          Section 1.08 Voting Rights. Subdivision 1. A shareholder shall have one vote for each share held which is entitled to vote. Except as otherwise required by law, a holder of shares entitled to vote may vote any portion of the shares in any way the shareholder chooses. If a shareholder votes without designating the proportion or number of shares voted in a particular way, the shareholder is deemed to have voted all of the shares in that way.
          Subdivision 2. The Board of Directors (or an officer of the Corporation, if authorized by the Board of Directors) may fix a date not more than 60 days before the date of a meeting of shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting. When a date is so fixed, only shareholders on that date are entitled to notice of and permitted to vote at that meeting of shareholders.
          Section 1.09 Proxies. A shareholder may cast or authorize the casting of a vote by (a) filing a written appointment of a proxy, signed by the shareholder, with an officer of the Corporation at or before the meeting at which the appointment is to be effective, or (b) by telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the shareholder, of an appointment of a proxy with the Corporation or the Corporation’s duly authorized agent at or before the meeting at which the appointment is to be effective. The telephonic transmission or authenticated electronic communication must set forth or be submitted with information from which it can be determined that the appointment was authorized by the shareholder. Any copy, facsimile telecommunication, or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original.
          Section 1.10 Quorum. The holders of a majority of the voting power of the shares entitled to vote at a shareholders meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of the shareholders originally present leaves less than the proportion or number otherwise required for a quorum.
          Section 1.11 Acts of Shareholders. Subdivision 1. Except for the election of directors or as otherwise required by law or specified in the Articles of Incorporation of the Corporation, the shareholders shall take action by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders. Directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present.
          Subdivision 2. A shareholder voting by proxy authorized to vote on less than all items of business considered at the meeting shall be considered to be present and entitled to vote only with respect to those items of business for which the proxy has authority to vote. A proxy who is given authority by a shareholder who abstains with respect to an item of business shall be considered to have authority to vote on that item of business.
          Section 1.12 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to vote on that action. The written action is effective when it has been signed, or consented to by authenticated electronic communication, by the required shareholders, unless a different effective time is provided in the written action. If written action is permitted to be taken, and is taken, by less than all shareholders, then all shareholders must be notified of its text and effective time within five days after its effective time.
BOARD OF DIRECTORS
          Section 2.01 Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Directors shall be natural persons. The number of directors to constitute the Board of Directors shall be determined from time to time by resolutions of the Board of Directors. Directors need not be shareholders.
          Section 2.02 Term. Each director shall serve for an indefinite term that expires at the next regular meeting of the shareholders. A director shall hold office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director.

          Section 2.03 Vacancies. Vacancies on the Board of Directors resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, though less than a quorum. Vacancies on the Board of Directors resulting from newly created directorships may be filled by the affirmative vote of a majority of the directors serving at the time such directorships are created. Each person elected to fill a vacancy shall hold office until a qualified successor is elected by the shareholders at the next regular meeting or at any special meeting duly called for that purpose.
          Section 2.04 Place of Meetings. Each meeting of the Board of Directors shall be held at the principal executive office of the Corporation or at such other place as may be designated from time to time by a majority of the members of the Board of Directors. The Board of Directors may determine that a meeting of the Board of Directors not be held at a physical place, but instead solely by means of remote communication through which the directors may participate with each other during the meeting.
          Section 2.05 Regular Meetings. Regular meetings of the Board of Directors for the election of officers and the transaction of any other business shall be held without notice at the place of and immediately after each regular meeting of the shareholders.
          Section 2.06 Special Meetings. A special meeting of the Board of Directors may be called for any purpose or purposes at any time by any member of the Board of Directors by giving not less than two days’ notice to all directors of the date, time and place of the meeting, provided that when notice is mailed, at least four days’ notice shall be given. The notice need not state the purpose of the meeting.
          Section 2.07 Waiver of Notice; Previously Scheduled Meetings. Subdivision 1. A director of the Corporation may waive notice of the date, time and place of a meeting of the Board of Directors. A waiver of notice by a director entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally, by authenticated electronic communication, or by attendance. Attendance by a director at a meeting is a waiver of notice of that meeting, unless the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.
          Subdivision 2. If the day or date, time and place of a Board of Directors meeting have been provided herein or announced at a previous meeting of the Board of Directors, no notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.
          Section 2.08 Quorum. The presence of a majority of the directors currently holding office shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time without further notice until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of the directors originally present leaves less than the proportion or number otherwise required for a quorum.
          Section 2.09 Acts of Board of Directors. Except as otherwise required by law or specified in the Articles of Incorporation of the Corporation, the Board of Directors shall take action by the affirmative vote of a majority of the directors present at a duly held meeting.
          Section 2.10 Participation by Remote Communication. A director may participate in a Board of Directors meeting by conference telephone, or, if authorized by the Board of Directors, by any other means of remote communication through which the director, other directors so participating, and all directors physically present at the meeting may participate with each other during the meeting. A director so participating is deemed present at the meeting.
          Section 2.11 Absent Directors. A director of the Corporation may give advance written consent or opposition to a proposal to be acted on at a Board of Directors meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.
          Section 2.12 Action Without a Meeting. An action required or permitted to be taken at a Board of Directors meeting may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the directors. Any action, other than an action requiring shareholder approval if the Articles of Incorporation of the Corporation so provide, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present. The written action is effective when signed, or consented to by authenticated electronic communication, by the required number of directors, unless a different effective time is provided in the written action. If written action is permitted to be taken, and is taken, by less than all directors, then all directors shall be notified immediately of its text and effective date.
          Section 2.13 Committees. Subdivision 1. A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the Corporation only to the extent provided in the resolutions. Committees shall be subject at all times to the direction and control of the Board of Directors, except as otherwise required by the Minnesota Business Corporation Act.
          Subdivision 2. A committee shall consist of one or more natural persons, who need not be directors, appointed by affirmative vote of a majority of the directors present at a duly held Board of Directors meeting.

          Subdivision 3. Section 2.04 and Sections 2.06 to 2.12 hereof shall apply to committees and members of committees to the same extent as those sections apply to the Board of the Directors and directors.
          Subdivision 4. Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any director.
          Subdivision 5. Unless otherwise provided in the Articles of Incorporation of the Corporation or the resolution of the Board of Directors establishing the committee, a committee may create one or more subcommittees, each consisting of one or more members of the committee, and may delegate to a subcommittee any or all of the authority of the committee. In these Bylaws, unless the language or context clearly indicates that a different meaning is intended, any reference to a committee is deemed to include a subcommittee, and any reference to a committee member is deemed to include a subcommittee member.
          Section 2.14 Compensation. The Board of Directors may fix the compensation, if any, of directors.
OFFICERS
          Section 3.01 Number and Designation. The Corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer. The Board of Directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the Corporation, with such powers, rights, duties and responsibilities as may be determined by the Board of Directors, including, without limitation, a President, one or more Vice Presidents, a Secretary and a Treasurer. Any of the offices or functions of those offices may be held by the same person.
          Section 3.02 Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer (a) shall have general active management of the business of the Corporation; (b) shall, when present, preside at all meetings of the shareholders and Board of Directors; (c) shall see that all orders and resolutions of the Board of Directors are carried into effect; (d) may maintain records of and certify proceedings of the Board of Directors and shareholders; and (e) shall perform such other duties as may from time to time be assigned by the Board of Directors.
          Section 3.03 Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer (a) shall keep accurate financial records for the Corporation; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Corporation in such banks and depositories as the Board of Directors shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Corporation as ordered by the Board of Directors, making proper vouchers therefor; (d) shall disburse corporate funds and issue checks and drafts in the name of the Corporation, as ordered by the Board of Directors; (e) shall render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all of such officer’s transactions as Chief Financial

Officer and of the financial condition of the Corporation; and (f) shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer from time to time.
          Section 3.04 Authority and Duties. In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors.
          Section 3.05 Term. Subdivision 1. All officers of the Corporation shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation or removal.
          Subdivision 2. An officer may resign at any time by giving written notice to the Corporation. The resignation is effective without acceptance when the notice is given to the Corporation, unless a later effective date is specified in the notice.
          Subdivision 3. An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present at a duly held Board of Directors meeting.
          Subdivision 4. A vacancy in an office because of death, resignation, removal, disqualification or other cause may, or in the case of a vacancy in the office of Chief Executive Officer or Chief Financial Officer shall, be filled for the unexpired portion of the term by the Board of Directors.
          Section 3.06 Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or by the Chief Executive Officer if authorized by the Board of Directors.
INDEMNIFICATION
          Section 4.01 Indemnification. The Corporation shall indemnify its officers and directors for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Minnesota Statutes, Section 302A.521, as amended from time to time, or as required or permitted by other provisions of applicable law.
          Section 4.02 Insurance. The Corporation may purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Corporation would otherwise be required to indemnify the person against the liability.
SHARES
          Section 5.01 Certificated and Uncertificated Shares. Subdivision 1. The shares of the Corporation shall be either certificated shares or uncertificated shares. Each holder of duly issued certificated shares is entitled to a certificate of shares.

          Subdivision 2. Each certificate of shares of the Corporation shall be signed by the Chief Executive Officer, or the President or any Vice President, and the Chief Financial Officer, or the Secretary or any Assistant Secretary, but when a certificate is signed by a transfer agent or a registrar, the signature of any such officer upon such certificate may be facsimiles, engraved or printed. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent or registrar of the Corporation, the certificate may be issued by the Corporation, even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.
          Subdivision 3. A certificate representing shares issued by the Corporation shall, if the Corporation is authorized to issue shares of more than one class or series, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued, so far as they have been determined, and the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series.
          Subdivision 4. The Corporation may determine that some or all of any or all classes and series of the shares of the Corporation will be uncertificated shares. Any such determination shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation.
          Section 5.02 Declaration of Dividends and Other Distributions. The Board of Directors shall have the authority to declare dividends and other distributions upon the shares of the Corporation to the extent permitted by law.
          Section 5.03 Transfer of Shares. Shares of the Corporation may be transferred only on the books of the Corporation by the holder thereof, in person or by such person’s attorney. In the case of certificated shares, shares shall be transferred only upon surrender and cancellation of certificates for a like number of shares. The Board of Directors, however, may appoint one or more transfer agents and registrars to maintain the share records of the Corporation and to effect transfers of shares.
          Section 5.04 Record Date. The Board of Directors may fix a time, not exceeding 60 days preceding the date fixed for the payment of any dividend or other distribution, as a record date for the determination of the shareholders entitled to receive payment of such dividend or other distribution, and in such case only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend or other distribution, notwithstanding any transfer of any shares on the books of the Corporation after any record date so fixed.
MISCELLANEOUS
          Section 6.01 Execution of Instruments. Subdivision 1. All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Corporation shall be signed on behalf of the Corporation by the Chief Executive Officer, or the President, or

any Vice President, or by such other person or persons as may be designated from time to time by the Board of Directors.
          Subdivision 2. If a document must be executed by persons holding different offices or functions and one person holds such offices or exercises such functions, that person may execute the document in more than one capacity if the document indicates each such capacity.
          Section 6.02 Advances. The Corporation may advance money to its directors, officers or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.
          Section 6.03 Corporate Seal. The Corporation shall have no seal.
          Section 6.04 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.
          Section 6.05 Amendments. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation, subject to the power of the shareholders to change or repeal the same; provided, however, that the Board of Directors shall not adopt, amend or repeal any Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a Bylaw that increases the number of directors.

COMPANY DISCLOSURE SCHEDULE*

Section 3.1(b)	Organization
Section 3.2(c)	Capitalization—Company Stock Plans, Company Stock Rights and Restricted Stock
Section 3.2(d)	Capitalization—Warrants
Section 3.2(e)	Capitalization
Section 3.5(a)	Consents and Approvals; No Violations
Section 3.5(b)	Consents and Approvals; No Violations
Section 3.6(a)	Company SEC Documents and Financial Statements
Section 3.7(a)	Absence of Certain Changes
Section 3.7(b)	Absence of Certain Changes
Section 3.8	Absence of Undisclosed Liabilities
Section 3.9	Litigation
Section 3.10(a)	Employee Benefit Plans; ERISA
Section 3.10(b)	Employee Benefit Plans; ERISA
Section 3.10(c)	Employee Benefit Plans; ERISA
Section 3.10(f)	Employee Benefit Plans; ERISA
Section 3.10(g)	Employee Benefit Plans; ERISA
Section 3.10(h)	Employee Benefit Plans; ERISA
Section 3.10(i)	Employee Benefit Plans; ERISA
Section 3.11	Taxes
Section 3.12	Material Contracts
Section 3.13(a)	Title to Properties and Encumbrances
Section 3.13(b)	Title to Properties and Encumbrances
Section 3.14(a)	Intellectual Property
Section 3.14(b)	Intellectual Property
Section 3.20	Environmental Laws and Regulations
Section 3.23	Regulatory Compliance
Section 5.1	Conduct of Business by the Company Pending the Merger

*	The Company has omitted certain schedules in accordance with Regulation S-K 601(b)(2). The Company will furnish the omitted schedules to the Commission upon request.